UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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South Jersey Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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SJI

2021 Notice of Annual Meeting of Shareholders and Proxy Statement

CLEAN ENERGY

SAFE. RELIABLE. AFFORDABLE.

South Jersey Industries, Inc. 1 South Jersey Plaza Folsom, New Jersey 08037 Tel. (609) 561-9000 Fax (609) 561-7130
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
DATE:	April 30, 2021
TIME:	9:00 a.m. Eastern Time
ONLINE:	www.virtualshareholdermeeting.com/SJI2021
To the Shareholders of South Jersey Industries
NOTICE IS HEREBY GIVEN that South Jersey Industries, Inc.’s (“Company” or “SJI”) 2021 Annual Meeting of Shareholders (the “Annual Meeting”) will be held online at: www.virtualshareholdermeeting.com/SJI2021 on April 30, 2021, at 9:00 a.m., Eastern Time, for the following purposes:
1.	To elect 10 director nominees who are listed in the accompanying proxy statement (term expiring 2022)
2.	To hold an advisory vote to approve executive compensation
3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2021
4.	To transact other business that may properly come before the Annual Meeting and any adjournments or postponements thereof
Voting can be completed in one of four ways:
return the proxy card by mail	online at www.proxyvote.com
via telephone at 1-800-690-6903	attend the meeting online at: www.virtualshareholdermeeting.com/SJI2021
The Board of Directors has fixed the close of business on March 1, 2021 as the record date (the “Record Date”) for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the Annual Meeting.
You are cordially invited to attend the meeting online meeting at: www.virtualshareholdermeeting.com/SJI2021.
We do not intend to hold our annual meeting in person, we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments have imposed. You may attend online at: www.virtualshareholdermeeting.com/SJI2021. While attending online, you will be able to vote your shares and submit questions by following the instructions on the website. We reserve the right to convert to an in-person and virtual meeting format (“Hybrid Meeting”) should meeting in person become safe as a result of the reversal of the Governor of New Jersey Emergency order related to COVID-19. If we convert to a Hybrid Meeting, we will post a notification at www.sjindustries.com as soon as possible.
Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the Annual Meeting, you may revoke your proxy and vote in person.
BY ORDER OF THE BOARD OF DIRECTORS

Corporate Secretary
Folsom, NJ
March 18, 2021
YOUR VOTE IS IMPORTANT. PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on April 30, 2021. The Proxy Statement, the Proxy Card and the 2020 Annual Report are also available to view at www.sjindustries.com by clicking on Investors > Financial Reporting.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Shareholders
Date:	April 30, 2021

Time:	9:00 a.m. - meeting begins
10:00 a.m. - meeting adjourns

Online:	www.virtualshareholdermeeting.com/SJI2021

Admission to the online meeting:	Please follow the instructions provided on the website and/or your proxy card.

Record Date:	March 1, 2021

Agenda:	• Election of 10 director nominees listed in the Proxy Statement each to serve a term of one year
• An advisory vote to approve executive compensation
• Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021
• Transaction of any other business that may properly come before the meeting
Voting:	Shareholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Voting Matters and the Board’s Recommendation
The following table summarizes the items that will be brought for a vote of our shareholders at the meeting, along with the Board’s recommendation as to how shareholders should vote on each of them.
Proposal No.	Description of Proposal	Board’s Recommendation
1	Election of 10 director candidates nominated by the Board, each to serve a one-year term	FOR
2	An advisory vote to approve executive compensation	FOR
3	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021	FOR
In addition to these matters, shareholders may be asked to vote on such other business as may properly be brought before the meeting or any adjournment or postponement thereof.
South Jersey Industries, Inc. | 2021 Proxy Statement |	1

Proxy Statement Summary
Votes Required for Approval
The table below summarizes the votes required for approval of each matter to be brought before the Annual Meeting, as well as the treatment of abstentions and broker non-votes.
Proposal No.	Description of Proposal	Vote Required for Approval	Abstentions	Broker Non-Votes
1	Election of directors	Majority of votes cast	No effect	Not taken into account
2	Executive compensation	Majority of votes cast	No effect	Not taken into account
3	Ratification of independent registered public accounting firm	Majority of votes cast	No effect	Not applicable
QUESTIONS AND ANSWERS ABOUT THE MEETING
Why am I being provided with these materials?
This Proxy Statement is furnished on behalf of SJI’s Board of Directors to solicit proxies for use at its Annual Meeting and at any adjournments or postponements thereof. The meeting is scheduled for Friday, April 30, 2021, at 9:00 a.m. online at: www.virtualshareholdermeeting.com/SJI2021. The approximate date this Proxy Statement, the proxy card and 2020 Annual Report (“Proxy Materials”) will be made available to shareholders is March 18, 2021. Copies of the Proxy Materials are available on our website at www.sjindustries.com under the heading “Investors.”
Who will pay the cost of this proxy solicitation?
The Company bears the cost of this solicitation, which is primarily made by mail. However, the Corporate Secretary or Company employees may solicit proxies by phone, fax, e-mail or in person, but they will not be separately compensated for these services. The Company will also use D. F. King at a cost not expected to exceed $12,500, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and 2020 Annual Report for beneficial owners of our stock.
Who is entitled to vote?
Only shareholders of record, meaning those holders whose shares of our common stock, are registered directly with our transfer agent, Broadridge at the close of business on March 1, 2021 may vote at the meeting.
If you are a beneficial owner, meaning you hold shares in our Company in “street name” (i.e., through a broker, bank or other nominee), you cannot vote your shares directly and must instead instruct your broker, bank or other nominee on how to vote your shares.
On the Record Date, the Company had 100,673,326 shares of common stock outstanding. Shareholders of common stock are entitled to one vote per share on each matter to be acted upon.
How do I vote my shares for the 2021 Annual Meeting?
If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:
•
by internet—you may submit your proxy by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your notice or proxy card in order to vote by internet.

•
by telephone—you may submit your proxy by using a touch-tone telephone to dial 1-800-690-6903 and following the recorded instructions. You will need the 16-digit number included on your notice or proxy card in order to vote by telephone.

•
by mail—you may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, you must indicate your name and title or capacity.

•	online—www.virtualshareholdermeeting.com/SJI2021. Follow the instructions on the website to vote your shares.
If you are a beneficial owner holding your shares in “street name,” you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this on the internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
2	| South Jersey Industries, Inc. | 2021 Proxy Statement

Proxy Statement Summary
What do I need to do to attend the 2021 Annual Meeting of Shareholders and how will it be conducted?
The Company decided to hold a virtual meeting of shareholders this year in consideration of risks and uncertainties related to gathering shareholders, directors and management for an in-person meeting considering the current global pandemic. The meeting will be conducted on-line in a manner similar to an in-person meeting. You will be able to attend the Annual Meeting on-line, vote your shares electronically and submit questions related to the proposals during the meeting by visiting www.virturalshareholdermeeting.com/SJI2021 and following the instructions on your proxy or notice card. Rules and Conduct for the Annual Meeting will be available at the virtual forum site. The Annual Meeting will start promptly at 9:00 a.m. Eastern Time. The Company encourages you to access the Annual Meeting prior to the start time to allow time to complete the check-in procedures.
What constitutes a quorum?
A quorum is necessary to conduct the business. This means holders of at least a majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either by proxy or in person. Abstentions and “broker non-votes” (as discussed below) will be treated as present to determine a quorum.
In the absence of a quorum, the Chairman or his designee presiding over the meeting may adjourn the 2021 Annual Meeting from time to time, without notice other than by oral announcement at the meeting, until the time that a quorum is present.
What is a “broker non-vote” and how does it affect voting on each proposal?
A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner in “street name” does not vote on a particular proposal, because the bank, broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. See “Proxy Statement Summary—Votes Required for Approval” for a discussion of which proposals do and do not permit discretionary voting by brokers and the effect of a “broker non-vote.”
What am I voting on, how many votes are required to approve each proposal, how are votes counted and how does the Board of Directors recommend I vote?
See “Proxy Statement Summary—Votes Required for Approval” and “Proxy Statement Summary—Voting Matters and the Board’s Recommendation” for this information.
What if I receive more than one notice or proxy card about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card, or, if you vote by Internet or telephone, vote once for each notice or proxy card you receive.
What will be the result if I submit my proxy card without making specific instructions?
Properly signed proxies received by the Company will be voted at the meeting. If a properly signed proxy contains a specific instruction about any matter to be acted on, the shares represented by the proxy will be voted according to those instructions. Conversely, if you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. See “Proxy Statement Summary—Voting Matters and the Board’s Recommendation” for information on the Board of Directors’ voting recommendations.
May I revoke my proxy or change my vote?
Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may revoke your proxy or change your vote by:
•
sending a written statement to that effect to the attention of our Corporate Secretary, 1 South Jersey Plaza, Folsom, New Jersey 08037, provided such statement is received no later than April 29, 2021, or, in the case of voting of shares held through the Company’s 401(k) plan, no later than April 27, 2021;

•
voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on April 29, 2021, or, in the case of voting of shares held through the Company’s equity incentive plans, no later than April 27, 2021;

•
submitting a properly signed proxy card with a later date that is received no later than April 27, 2021, or, in the case of voting of shares held through the Company’s 401(k) plan, no later than April 27, 2021; or

•	attending the 2021 Annual Meeting and voting in person by ballot at the virtual meeting.
If you are a beneficial owner holding your shares in “street name”, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the 2021 Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares in person.
Where can I find the results of the 2021 Annual Meeting?
We will disclose the final voting results on a current report on Form 8-K within four business days after the 2021 Annual Meeting.
South Jersey Industries, Inc. | 2021 Proxy Statement |	3

Proxy Statement Summary
GENERAL INFORMATION
Shareholder Proposals and Nominations for the 2022 Annual Meeting of Shareholders
Any proposal that a qualified shareholder of the Company wishes to include in the Company’s Proxy Statement and form of proxy for the Company’s 2022 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must be received by the Company at its principal executive offices by November 18, 2021. To be included, proposals should be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company’s securities for at least one year before the date of the proposal’s submission to the Company.
Additionally, a shareholder of the Company may wish to nominate a director or have other business presented at the 2022 Annual Meeting of Shareholders, but not to have such proposal included in the Company’s Proxy Statement and form of proxy relating to that meeting. In compliance with the
Company’s bylaws, notice of any such proposal must be received by the Company at its principal executive offices between December 31, 2021 and January 30, 2022. However, if we hold our 2022 Annual Meeting of Shareholders more than 30 days before or 70 days after the anniversary date of the 2021 Annual Meeting of Shareholders, such notice must be received by us no later than the tenth day after the date on which we publicly disclose the date of the meeting. All such nominations and other proposals should be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037 and must satisfy the informational requirements set forth in our bylaws. If a nomination or proposal for other business is not received during this period, such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal.
Other Proposed Action for the 2021 Annual Meeting of Shareholders
The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2021 Annual Meeting. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies pursuant to Rule 14a-4(c) under the Exchange Act.
Householding of Annual Meeting Materials
Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to deliver a single copy of the proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and the 2020 Annual Report, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, called “householding,” allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each shareholder will continue to be entitled to submit a separate proxy or voting instructions.
Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy materials. If you are a beneficial owner of our shares and would prefer to receive separate copies of a Proxy Statement or 2020 Annual Report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Beneficial owners of our shares sharing an address who are receiving multiple copies of our Proxy Statement and/or our annual report and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
If you consent to householding, your election will remain in effect until you revoke it. Upon written or oral request to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037 Telephone: (609) 561-9000, the Company will promptly provide separate copies of the 2020 Annual Report and/or this Proxy Statement.
4	| South Jersey Industries, Inc. | 2021 Proxy Statement

Proxy Statement Summary

Customer Composition

706,499
Utility Customer Count

1.7%
Customer Base Growth in 2020

0.1%
Industrial
7.1%
Commercial
92.8%
Residential

Corporate Governance and Board Diversity

SJI is governed by a Board of Directors, all of whom with the exception of one member, are not SJI employees. Our Board of Directors, elected by the shareholders, is the Company's ultimate decision-making entity, except with respect to matters reserved for shareholder consideration. The current board includes Michael J. Renna (SJI President and CEO), Joseph M. Rigby (Chairman), Sarah M. Barpoulis, Keith S. Campbell, Victor A. Fortkiewicz, Sheila Hartnett-Devlin, G. Edison Holland, Sunita Holzer, Kevin M. O'Dowd, Christopher Paladino and Frank L. Sims.

The board maintains six standing committees: Audit, Compensation, Environmental, Social & Governance, Executive, Nominating & Governance and Strategy & Finance.

Company Structure

South Jersey Industries

Regulated

Non-Regulated

SJI Utilities, Inc.

SJI Midstream

South Jersey Energy Solutions

Regulated Natural Gas Distribution Company

FERC- Regulated Gas Pipeline/Projects

- Energy production assets
- Fuel supply management services
- Wholesale natural gas, and retail natural gas and electric commodity marketing

South Jersey Industries, Inc. | 2021 Proxy Statement |	5

Proxy Statement Summary

Commitment to Environmental, Social and Governance Priorities

In 2020, we continued to prioritize results and initiatives that enhance the sustainability of our company, focusing on our environmental, social and governance priorities to reinforce the foundation needed for SJI to thrive – now and in the future. Initiatives include:

Environmental

- Formation of Clean Energy and Sustainability Teams at SJI and SJI Utilities
- Enterprise Level Environmental Policy
- Environmental Management System
- Commitment to Reducing Fugitive Emissions
- Energy Efficiency Programs for Utility Customers
- Collaboration with DEP and State Regulators to Support Environmental, Health and Safety Standards
- Design, Construct, Operate and Maintain Infrastructure for Efficiency and to Minimize Leaks
- CNG Fleet Vehicles Used in Utility Operations
- Capital Investments in Infrastructure Replacement
- Investments in Renewable Natural Gas (RNG)
- EPA STAR Methane Challenge participation

Governance

- Board Gender Diversity
- Board Committee Leadership Gender Diversity
- Independent Board Members and Chair*
- Mandatory Board Member Retirement Age
- Annual Independent Third-Party Board and Compensation Evaluation

Social

- Community Partnerships
- Corporate Charitable Giving Contributions
- Corporate Values: Safety, Service, Community, and Inclusion
- Developing Diversity Council
- Diversity and Inclusion training, education, and engagement efforts
- Employee Charitable Giving Contributions and campaigns
- Employee Development Programs and Training
- Employee Engagement Surveys and Initiatives
- Employee Health and Wellness Programs
- Employee Resource Groups
- Employee Volunteer Efforts
- Female Representation in the Workforce, Leadership and at the Senior Officer Level
- Internship Program
- Safety Programs

*With the exception of Michael Renna, President and CEO, SJI

For detailed information, please see our 2019 ESG Report at sjindustries.com/esg. A 2020 update to the report will be live in Q2 2021.

Human Capital Management

The Board of Directors understands the strong relationship between corporate culture and the effective execution of long-term strategy. The Board assesses and monitors corporate culture as a part of its oversight of human capital management. This includes:

- Ensuring Performance Evaluation and Rewards are Aligned with Behaviors Needed for Success
  - Performance Management Process
  - Bonus Programs
  - Corporate Scorecard
- Overseeing Talent Management
  - Talent Acquisition Strategy
  - Career Management, Training and Development
  - Leadership Development and Succession Planning
- Measuring Employee Engagement
  - Engagement Surveys
  - Exit surveys
- Monitoring Diversity and Inclusion
  - Diversity Dashboards
  - Mandatory Annual D&I Training
  - Culture assessments
- Overseeing Employee Ethical Standards and Adherence
  - Anonymous Employee Hotline for Reporting Issues
  - Mandatory Code of Ethics Training
- Monitoring Health and Safety
  - Employee Wellness Programs
  - Ongoing Health, Safety, and Environment training

6	| South Jersey Industries, Inc. | 2021 Proxy Statement

SUMMARY OF PROPOSALS TO BE VOTED ON:
PROPOSAL 1   DIRECTOR ELECTIONS

At the Annual Meeting, 10 directors are to be elected to the Board of Directors to hold office for a one-year term. The Board nominated the following persons: Sarah M. Barpoulis, Victor A. Fortkiewicz, Sheila Hartnett-Devlin, G. Edison Holland Jr., Sunita Holzer, Kevin M. O’Dowd, Christopher J. Paladino, Michael J. Renna, Joseph M. Rigby and Frank L. Sims. We do not anticipate that, if elected, any of the nominees will be unable to serve. If any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card may vote for a substitute nominee selected by the Board of Directors. Current director, Keith Campbell is not being nominated as a nominee to the Board at the Annual Meeting. Mr. Campbell will continue to serve as a director until his retirement on April 30, 2021. The Board is grateful to Mr. Campbell for his service to our Company, our shareholders and our employees. Accordingly, after the Annual Meeting the size of our Board will be reduced to 10 members.
In accordance with its Charter, the Nominating & Governance Committee reviewed the education, experience, judgment, diversity and other applicable and relevant skills of each nominee and determined that each nominee possesses skills and characteristics that support the Company’s strategic vision. The Nominating & Governance Committee determined that the key areas of expertise include: corporate governance; cybersecurity/IT; enterprise leadership; environmental, social, governance (ESG); financial expertise (including accounting, finance, and “financial experts” as defined by the SEC); governmental and regulatory; human resources; public/shareholder relations; risk assessment/management; strategy formation/execution; and technical/industry. The Nominating & Governance Committee concluded that the nominees possess expertise and experience in these areas, and the Board approved the slate of nominees. Based on their expertise and experience, the Board, upon recommendation of the Nominating & Governance Committee, determined the following directors should be nominated for re-election to the Board at the Annual Meeting to serve until the 2022 Annual Meeting of Shareholders:
South Jersey Industries, Inc. | 2021 Proxy Statement |	7

Summary of Proposals | Proposal 1
Highlights of Director Nominees
Sarah M. Barpoulis	Victor A. Fortkiewicz
Age: 56	Age: 69
Director since: 2012	Director since: 2010
Owner of Interim Energy Solutions, LLC, Potomac, MD	Of Counsel, Cullen and Dykman, LLP, New York, NY

Sheila Hartnett-Devlin, CFA	G. Edison Holland, Jr.
Age: 62	Age: 67
Director since: 1999	Director since: 2019
Retired, Senior Vice President, American Century Investments, New York, NY	Retired, president and CEO, Southern Company Holdings; Retired, Executive Vice President, Southern Company Services, Atlanta, GA

Sunita Holzer	Kevin M. O’Dowd
Age: 59	Age: 48
Director since: 2011	Director since: 2020
Retired Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp., Madison, NJ	Co-President and CEO Cooper University Health Care, Camden, NJ

Christopher J. Paladino	Joseph M. Rigby
Age: 60	Age: 64
Director since: 2020	Director since: 2016
President, New Brunswick Development Corporation, New Brunswick, NJ	Chairman, (non-executive) of South Jersey Industries, Folsom, NJ Retired, Chairman, President and Chief Executive Officer of Pepco Holdings, Inc. Washington, D.C.

Frank L. Sims	Michael J. Renna
Age: 70	Age: 53
Director since: 2012	Director since: 2014
Chairman of the Board, Atlanta Pension Fund, Atlanta, GA	President and CEO, South Jersey Industries, Folsom, NJ
The Board of Directors unanimously recommends a vote “FOR” each of the above nominees.
8	| South Jersey Industries, Inc. | 2021 Proxy Statement

PROPOSAL 2 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our executive compensation program is designed to keep our senior leadership team focused on the seamless execution of the Company’s strategic plan and on delivering shareholder value over the long term. During 2020, our senior leadership team achieved critical financial objectives and continued to execute on our Business Transformation Plan by driving forward the strategic initiatives that reinforce our focus on reliable, repeatable earnings that complement regulated growth.
During 2020, we increased the focus and intensity of our shareholder engagement efforts. The Board of Directors reached out to approximately 17 of our largest shareholders, aggregating approximately 67% of our outstanding shares.
Members of the Board, including the Chairman and Chairwoman of the ESG Committee of the Board of Directors, met with five of our top shareholders, including our second and third largest shareholders, representing approximately 30% of our shares outstanding. And during the first quarter of 2021 we reached out to our largest shareholders, aggregating approximating 57% of our outstanding shares. Through these continued efforts, we learned that our investors are highly supportive of our overall program design and its significant emphasis on performance-based pay, the details of which are outlined in our Compensation Discussion and Analysis (“CD&A”) beginning on page 33 of this Proxy Statement.
Our compensation philosophy is supported by the following principal pay elements:
Pay Element	Description	Rationale
Salary	Fixed cash opportunity	Provides stable market-based compensation for role, level of responsibility and experience. Forms basis for other pay elements
Annual Incentive Plan (“AIP”)
Annual cash compensation with variable payout based on achievement of pre-determined Economic Earnings, Return on Invested Capital (“ROIC”), stakeholder goals (customer, safety, and strategy) and individual objectives for the fiscal year
Drives and incentivizes annual performance across key financial, stakeholder and individual performance metrics.
Long-Term Incentives (“LTI”)
LTI is granted 70% in performance-vested restricted stock units (“PRSUs”), based on 3-year relative Total Shareholder Return (“TSR”) vs. peers and 3-year Economic Earnings Per Share (“EPS”) growth, and 30% in time-vested restricted stock units (“TRSUs”)

PRSU portion of awards, representing significant majority of total LTI opportunity, requires achievement of threshold level of performance for any payout; Combination of PRSUs and TRSUs drives long-term financial performance, shareholder value and executive retention

Pursuant to SEC regulations, the Summary Compensation Table shows total compensation for our NEOs including the valuation of the major elements of our program listed above, as well as other numbers that we do not consider to be a significant driver of our overall pay philosophy. Specifically, the Summary Compensation Table below discloses the change in the present value of Mr. Renna’s pension. This value represents the change in the plan’s assumptions, including the discount rate, Mr. Renna aging one year, and the increase in the 2020 accrued benefit. The discount rate changed from 3.49% to 2.73% to reflect current economic conditions. This change (including aging) resulted in increasing the present value of Mr. Renna’s pension by $2,109,000, but it did not increase Mr. Renna’s accrued monthly benefit. The change in Mr. Renna’s pension also increased due to an additional year of service, and the value associated with this additional year of service was $771,000, as shown below:
Description	Value
Total change in the pension value	$2,880,000
Change attributable to assumption changes and aging	$2,109,000
Change attributable to the 2020 pension accrual	$771,000
The change in the plan’s discount rate and aging overstates Mr. Renna’s total compensation value. We’ve included an additional column in the Summary Compensation Table showing Mr. Renna’s total compensation after eliminating the increase due to discount rate modification, including other assumptions and aging. We believe this adjusted total compensation value is consistent with the Company’s pay philosophy and competitive with market practices.
South Jersey Industries, Inc. | 2021 Proxy Statement |	9

Summary of Proposals | Proposal 2
The following features of our executive compensation program promote sound compensation governance and are designed in the best interests of our shareholders and executives:
What We Do	What We Don’t Do
Seventy (70) percent of LTI awards are performance-based for the Named Executives Officers (the “NEOs”)	No excise tax gross ups
Three-year performance periods under our LTI awards	No repricing or exchange of equity awards without shareholder approval
Use a mix of absolute and relative financial performance metrics (including relative TSR) in the incentive plans, to avoid duplication of incentives across AIP and LTI plans.	No employment agreements
Caps on incentive awards	No hedging or pledging of Company stock for employees or directors
Use of ESG Metrics in AIP	No tax gross ups for perquisites
Change-in-control “double-trigger” for equity award vesting and severance benefits	No one-time special recognition awards, other than inducement awards or internal promotion awards
Robust claw-back policy applying to all incentive awards
Limited number of perquisites
Independent compensation consultant
Robust stock ownership guidelines
Pursuant to Section 14A(a)(1) of the Exchange Act, SJI is required to provide shareholders with a separate non-binding vote to approve the compensation of our NEOs, including the CD&A, the compensation tables, and any other narrative disclosure in this Proxy statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation policies and procedures as described in this Proxy Statement. Shareholders may also abstain from voting.
Accordingly, shareholders are being asked to approve the following non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because your vote is advisory, it will not be binding on the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee values the opinions expressed by shareholders and expects to take into account the outcome of the vote when considering future executive compensation decisions.
The Board of Directors unanimously recommends a vote “FOR” the non-binding resolution approving the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion.
10	| South Jersey Industries, Inc. | 2021 Proxy Statement

PROPOSAL 3 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for recommending the appointment of the independent registered public accounting firm to the Board and is directly responsible for the compensation and oversight of the independent auditor.
Annually, prior to making its recommendation, the Audit Committee considers the audit firm’s capabilities, effectiveness, industry experience, and use of technology and data analytics in its audits; knowledge of the Company including its personnel, processes, accounting systems and risk profile; tenure serving the Company; and independence, and other firms with comparable professional qualifications.
Deloitte & Touche LLP (“Deloitte”) is a top accounting firm with expertise in public utility accounting. Deloitte has been the Company’s, or its predecessor Company’s, auditor since 1948 giving it a unique understanding of the Company’s businesses and personnel. The Audit Committee considered the impact of tenure on Deloitte’s independence and determined Deloitte remains independent as, among other factors, the lead engagement partner is required to rotate off the Company’s audit every 5 years. The current lead engagement partner will rotate off after the 2023 audit. Further, the Audit Committee pre-approves all audit and non-audit services and related compensation and monitors the potential impact on independence. Finally, the Company has a policy restricting hiring certain persons formerly associated with Deloitte into an accounting or financial reporting oversight role to help ensure Deloitte’s continuing independence.
During 2020, the audit services performed for the Company consisted of (1) audits of the Company’s and its subsidiaries’ financial statements and the effectiveness of the Company’s internal control over financial reporting, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of reports based on such audits related to filings with the Securities and Exchange Commission; and (2) services performed in connection with financing transactions.
The Audit Committee evaluates the quality of Deloitte’s services annually, considering the quality of their audit services, industry knowledge from an audit and tax perspective, continued independence, information from Public Company Accounting Oversight Board (“PCAOB”) inspection reports, and the Audit Committee’s discussions with management about Deloitte’s performance.
After considering all factors, the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s Independent Registered Public Accounting Firm for 2021 is in the best interest of the Company and its shareholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification because we value the views of our shareholders on the Company’s Independent Registered Public Accounting Firm. If our shareholders fail to ratify the selection of Deloitte, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm. Representatives of Deloitte will be at the meeting to respond to appropriate questions and may make a statement if they wish.
The Board of Directors unanimously recommends a vote “FOR” the ratification of the reappointment of Deloitte & Touche LLP, as the Independent Registered Public Accounting Firm.
South Jersey Industries, Inc. | 2021 Proxy Statement |	11

PROPOSAL 1 DIRECTOR ELECTIONS
HIGHLIGHTS OF DIRECTOR NOMINEES
Our Director nominees possess skills and experience aligned to our current and future strategy and business needs. Annual Board evaluations also include an assessment of whether the Board has an appropriate mix of skills, experience and other characteristics.
Mix of Skill Sets		# of Directors
Corporate Governance	Experience in public company corporate governance related issues and best practices	8
Cybersecurity/IT	Experience with technology innovations and/or oversight of cybersecurity programs	3
Enterprise/Leadership	Experience with focusing on organizational outcomes and working on behalf of the whole organization	10
Environmental, Social, Governance (ESG)	Experience with providing oversight of environmental, social and governance strategic initiatives	5
Financial Expertise	Experience as a financial expert and/or as a public company CFO or audit partner	6
Governmental and Regulatory	Experience in interacting with regulators and policymakers and/or working within government agencies	5
Human Resources	Experience with Human Capital Management, Organizational Development and/or Executive Compensation	5
Public/Shareholder Relations	Experience in community affairs, public relations and/or marketing	4
Risk Assessment/ Management	Experience with managing organizational (operational), financial and strategic risk	7
Strategy/Execution	Experience in strategic planning and growth and value creation	9
Technical/Industry	Experience in operating a regulated utility business, such as our principal subsidiary, SJI Utilities, Inc.	5
All Director Nominees Have:
•	A reputation of high integrity	•	An ability to exercise sound judgement
12	| South Jersey Industries, Inc. | 2021 Proxy Statement

Director Elections | Proposal 1

South Jersey Industries, Inc. | 2021 Proxy Statement |	13

Director Elections | Proposal 1
The Board of Directors recommends a vote “FOR” each of the following nominees:

Sarah M. Barpoulis Age: 56 Director since: 2012 Owner of Interim Energy Solutions, LLC, Potomac, MD	Skills and Qualifications:
•
Director Barpoulis’ areas of expertise include corporate governance; enterprise leadership; environmental, social, governance (ESG); financial expertise; risk assessment/management; strategy formation/execution and technical/industry.

	•	Director Barpoulis is a financial expert as defined by the SEC.
	•	Director Barpoulis is a National Association of Corporate Directors Board Leadership Fellow.
SJI Boards and Committees:
	•	Chairman of the Audit Committee
	•	Nominating & Governance Committee
	•	Executive Committee
	•	Strategy & Finance Committee

Since 2003, Ms. Barpoulis has provided asset management and advisory services to the energy sector through Interim Energy Solutions, LLC, a company she founded. Ms. Barpoulis serves on the following boards: Director, Equitrans Midstream Corporation (a publicly traded company) and director, Educare DC; and was previously a director of SemGroup Corporation from 2009 to 2019 and Reliant Energy, Inc. from 2006 to 2008. Ms. Barpoulis earned a Bachelor of Science & Engineering in Civil Engineering & OR from Princeton University and a Master of Business Administration from Tuck School of Business at Dartmouth College.

Victor A. Fortkiewicz Age: 69 Director since: 2010 Of Counsel, Cullen and Dykman, LLP, New York, NY	Skills and Qualifications:
•
Director Fortkiewicz’ areas of expertise include corporate governance; enterprise leadership; environmental, social, governance (ESG); governmental and regulatory; strategy formation/execution and technical/industry.

SJI Boards and Committees:
	•	Chairman of the Strategy & Finance Committee
	•	ESG Committee
SJIU
	•	Elizabethtown Gas Company Board of Directors
	•	South Jersey Gas Company Board of Directors

Mr. Fortkiewicz has been Of Counsel, Cullen and Dykman, LLP since October 2011. He served as Executive Director, New Jersey Board of Public Utilities from 2005 to 2010. Mr. Fortkiewicz earned a Bachelor of Science, Cum Laude in Civil & Environmental Engineering from Rutgers University; Master, Civil & Environmental Engineering from Cornell University; and Juris Doctor Law from Seton Hall Law School.

14	| South Jersey Industries, Inc. | 2021 Proxy Statement

Director Elections | Proposal 1
Sheila Hartnett-Devlin, CFA Age: 62 Director since: 1999 Retired, Senior Vice President, American Century Investments, New York, NY	Skills and Qualifications:
•
Director Hartnett-Devlin’s areas of expertise and experience include corporate governance; enterprise leadership; environmental, social, governance (ESG); financial expertise; public/shareholder relations and risk assessment/management.

SJI Boards and Committees:
	•	Director Hartnett-Devlin is a financial expert as defined by the SEC.
	•	Chairman of the ESG Committee
	•	Audit Committee
	•	Strategy & Finance Committee
	•	Executive Committee member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC
Ms. Hartnett-Devlin serves as a member of the board of Mannington Mills, Inc.

Ms. Hartnett-Devlin formerly served as Senior Vice President, American Century Investments. She is a member of the NY Society of Security Analysts. She previously served on the board of the Mercy Investment Program. Ms. Hartnett-Devlin is National Association of Corporate Directors (NACD) Directorship Certified™ and earned a Bachelor of Business Administration and a Master of Business Administration from Pace University.

G. Edison Holland, Jr. Age: 67 Director since: 2019 Retired, President and CEO, Southern Company Holdings; Retired, EVP Southern Company Services, Atlanta, GA	Skills and Qualifications:
•
Director Holland’s areas of expertise include corporate governance, cybersecurity/IT, enterprise leadership, governmental and regulatory, risk assessment/management, strategy formation/execution and technical/industry.

SJI Boards and Committees:
	•	Audit Committee
	•	Nominating & Governance Committee
	•	Strategy & Finance Committee

Mr. Holland served as President and Chief Executive Officer of Southern Company Holdings from January 2016 through 2017. Prior to that he served as President, Chief Executive Officer and Chairman of Mississippi Power. from 2013 to 2015; President and Chief Executive Officer of Savannah Electric from 1997-2001 and Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Southern Company. from 2001 to 2013. He currently serves on the Advisory Board of ClearPath and he previously served on the Board of the Atlantic Council. He has served on the Boards of the Mississippi Economic Council, Mississippi Energy Institute, the Mississippi partnership for Economic Development and Energy Insurance Mutual. Mr. Holland earned a Bachelor of Science degree in Political Science from Auburn University and a Juris Doctor from University of Virginia School of Law.

South Jersey Industries, Inc. | 2021 Proxy Statement |	15

Director Elections | Proposal 1
Sunita Holzer Age: 59 Director since: 2011 Retired, Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp., Madison, NJ	Skills and Qualifications:
	•	Director Holzer’s areas of expertise include corporate governance, enterprise leadership, human resources, public/shareholder relations, risk assessment/management and strategy formation/execution.
SJI Boards and Committees:
	•	Chairman of the Nominating & Governance Committee
	•	Compensation Committee
	•	Executive Committee

Ms. Holzer served as Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp. from March 2015 to January 2021; served as President, Human Capital Insight, LLC from June 2014 to February 2015; served as Executive Vice President and Chief Human Resources Officer, CSC, from June 2012 to May 2014; and served as Executive Vice President, Chief Human Resources Officer, Chubb Insurance Company from 2003 to June 2012. Ms. Holzer is formerly an advisory board member of Re: Gender. Ms. Holzer serves on the Human Resource Management Department Advisory Board at Rutgers School of Management and Labor Relations. She speaks and writes regularly about human resource management and leadership issues and is the author of Wednesday Wisdom, a weekly LinkedIn blog. She is a past member of the board for Jersey Battered Women’s Service and in 2009 was recognized as a Woman Who Makes a Difference by the National Organization for Research on Women. Ms. Holzer earned a Bachelor of Arts degree in Psychology /Business from Stony Brook University and Master of Science in HR Management/Labor Relations from NY Institute of Technology.

Kevin M. O’Dowd Age: 48 Director since: 2020 Co-President/CEO of Cooper University Health Care, Camden, NJ	Skills and Qualifications:
•
Director O’Dowd’s areas of expertise include cybersecurity/IT; enterprise leadership; environmental, social, governance (ESG); financial expertise; governmental and regulatory; human resources; public/shareholder relations; and strategy formation/execution.

SJI Boards and Committees:
	•	Audit Committee
	•	Nominating & Governance Committee

Mr. O’Dowd currently serves as the Co-President/Chief Executive Officer of Cooper University Health Care. Mr. O’Dowd joined Cooper University Health Care in 2015 as Senior Executive Vice President/Chief Administrative Officer and served in that position until 2018. Before joining Cooper, Mr. O’Dowd served in the Cabinet of New Jersey Governor Chris Christie, including as chief of staff from 2012 to 2014. Mr. O’Dowd also served as a federal prosecutor in the U.S. Attorney’s Office for the District of New Jersey from 2003 to 2010 most recently as Chief of the Securities and Healthcare Fraud Unit. Prior to that he served as a Deputy Attorney General for the State of New Jersey. Mr. O’Dowd earned a Bachelor of Arts degree from The Catholic University of America and a Juris Doctor from St. John’s University School of Law.

16	| South Jersey Industries, Inc. | 2021 Proxy Statement

Director Elections | Proposal 1
Christopher J. Paladino Age:60 Director since: 2020 President, New Brunswick Development Corporation, New Brunswick, NJ	Skills and Qualifications:
•
Director Paladino’s areas of expertise include corporate governance; enterprise/leadership; environmental, social, governance (ESG); governmental and regulatory; risk assessment/management; strategy formation/execution.

SJI Boards and Committees:
	•	Audit Committee
	•	ESG Committee

Mr. Paladino has served as President of New Brunswick Development Corporation (DEVCO) since 1994. Prior to joining DEVCO, Mr. Paladino served as the Deputy Director of the New Jersey Economic Development Authority. Prior to that, he served as an Assistant Counsel to the Governor, as an associate in the firm of Connell, Foley & Geiser and as a Law Clerk to the Hon. Eugene Serpentelli, now retired.

He currently serves as a Distinguished Senior Policy Fellow at the Edward J. Bloustein School of Planning and Public Policy at Rutgers University and was honored by the University as a loyal son of Rutgers. He serves as a Trustee of the Robert Wood Johnson University Hospital Board and previously served as a Trustee of the Board of Crossroads of the American Revolution and as a member of the Rutgers Business School Real Estate Executive Committee. Mr. Paladino earned a Bachelor of Arts and a Law degree from Rutgers University.

Michael J. Renna Age: 53 Director since: 2014 President and CEO, South Jersey Industries, Folsom, NJ	Skills and Qualifications:
•
Director Renna’s areas of expertise include enterprise leadership, financial expertise, governmental and regulatory, human resources, risk assessment/management, strategy formation/execution and technical/industry.

SJI Boards and Committees:
	•	Chairman of the Board, Energy & Minerals, Inc.
	•	Chairman of the Board, R&T Group, Inc.
	•	Chairman of the Board, South Jersey Energy Company
	•	Chairman of the Executive Committee, South Jersey Energy Solutions, LLC; SJI Midstream, LLC; Marina Energy, LLC; and South Jersey Resources Group, LLC

Mr. Renna has been President and Chief Executive Officer of South Jersey Industries, Inc. since May 1, 2015. Prior to that, he served as President and Chief Operating Officer of South Jersey Industries, Inc. from January 2014 to April 30, 2015. Mr. Renna previously served as Senior Vice President of South Jersey Industries, Inc. from January 2013 to January 2014; and as Vice President of South Jersey Industries, Inc. from 2004 to 2013. Mr. Renna also held various officer-level positions with South Jersey Industries, Inc. and its wholly owned subsidiaries from 2002 to 2014. He serves on various boards of directors including the New Jersey Chamber of Commerce and the United Way of Greater Philadelphia. Additionally, Mr. Renna sits on the board of trustees for The Hun School of Princeton. He also serves on the Advisory Council Forum of Executive Women, participates in the University of Delaware’s Student Mentoring Program and is a member of the Jefferson Health New Jersey Business Council. Mr. Renna earned a Bachelor of Science in Finance from the University of Delaware and a Master of Business Administration from Cornell University.

South Jersey Industries, Inc. | 2021 Proxy Statement |	17

Director Elections | Proposal 1
Joseph M. Rigby Age: 64 Director since: 2016 Chairman, (non-executive) South Jersey Industries, Inc. Folsom, NJ	Skills and Qualifications:
•
Director Rigby’s areas of expertise include corporate governance, cyber security/IT, enterprise leadership, financial expertise, human resources, public/shareholder relations, strategy formation/execution, and technical/industry.

	•	Director Rigby is a financial expert as defined by the SEC.
SJI Boards and Committees:
	•	Chairman, South Jersey Industries, Inc.
	•	Audit Committee, ex-officio member through November 2020
	•	Compensation Committee
	•	ESG Committee, ex-officio member through November 2020
	•	Nominating & Governance Committee, ex-officio member through November 2020
	•	Strategy & Finance Committee, ex-officio member through November 2020
	•	Chairman of SJI Utilities, Inc.; South Jersey Gas Company; Elizabethtown Gas Company
SJIU
	•	Chairman, Elizabethtown Gas Company Board of Directors
	•	Chairman, South Jersey Gas Company Board of Directors

Mr. Rigby served as Chairman, President and Chief Executive Officer of Pepco Holdings, Inc. from 2009 through 2016. He currently serves as a director, Dominion Energy, Inc. (a publicly traded company), and was previously a director to Dominion Midstream Partners from 2014 to 2017, Energy Insurance Mutual from 2010 to 2018 and Rutgers Board of Governance from 2015 to 2018. Mr. Rigby earned a Bachelor of Arts in Accounting from Rutgers University and a Master of Business Administration in Finance from Monmouth University.

Frank L. Sims Age: 70 Director since: 2012 Chairman of the Board, Atlanta Pension Fund, Atlanta, GA	Skills and Qualifications:
	•	Director Sims’ areas of expertise include corporate governance, enterprise leadership, financial expertise, human resources, risk assessment/management, and strategy formation/execution.
	•	Director Sims is a financial expert as defined by the SEC.
SJI Boards and Committees:
	•	Chairman of the Compensation Committee
	•	ESG Committee
	•	Executive Committee
	•	Strategy & Finance Committee

Mr. Sims currently serves as the Chairman of the Board for the Atlanta Pension Fund. He has served as the corporate Vice President and Platform Leader at Cargill, Inc. from 2002 to 2007. He also served as Interim President for Fisk University from 2015 to 2017. Mr. Sims served as a board member for PolyMet Mining Co. from 2008 through July 2014 and for Piper Jaffray Co. from 2004 to June 2013. Mr. Sims also served as Chairman of the Board, Minneapolis Federal Reserve Bank from 2002 to 2008. Mr. Sims earned a Bachelor of Arts in Business Administration from Paul Quinn College and holds a Certificate of Executive Management from Harvard University.

The Board of Directors unanimously recommends a vote “FOR” each of the above nominees.
18	| South Jersey Industries, Inc. | 2021 Proxy Statement

SECURITY OWNERSHIP
Directors and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of March 1, 2021, of: (a) each current director and nominee for director; (b) our principal executive officer, principal financial officer, the three other most highly compensated executive officers during 2020 collectively, the “Named Executive Officers” (NEOs); and (c) all of the directors and executive officers as a group.
	Number of Shares of Common Stock (1)		Percent of Class

Sarah M. Barpoulis	30,430	(2)	*
Keith S. Campbell	62,311	(2)	*
Steven R. Cocchi	13,516	(2)	*
Victor A. Fortkiewicz	39,024	(2)	*
Sheila Hartnett-Devlin	20,365	(2)	*
Cielo Hernandez	4,724		*
G. Edison Holland, Jr.	4,444	(2)	*
Sunita Holzer	35,332	(2)	*
Kathleen D. Larkin	—		*
Kevin M. O’Dowd	3,020	(2)	*
Melissa J. Orsen	7,081		*
Christopher J. Paladino	1,675	(3)	*
Michael J. Renna	144,110		*
Joseph M. Rigby	16,313	(2)	*
David Robbins, Jr.	59,488		*
Frank L. Sims	88,211	(2)	*
All directors, nominees for director and executive officers as a group (16 persons)	530,044
*  Less than 1%.
(1)
Based on information furnished by the Company’s directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.

(2)	Includes shares previously vested and deferred under the Restricted Stock Deferral Plan (the “Plan”). Per the Plan, participants do not have voting rights on deferred stock.
(3)	Includes shares awarded to Director under Restricted Stock Program for Directors. Per the Restricted Stock Agreement, Directors do not have voting rights on Restricted Stock Awards.
South Jersey Industries, Inc. | 2021 Proxy Statement |	19

Security Ownership
Stock Ownership Requirements
The Board believes significant ownership of Company common stock better aligns the interests of management with those of the Company’s shareholders. Therefore, in 2001, the Board of Directors enacted the stock requirements listed below for officers which were effective through 2014 and were increased effective 2015 as outlined below and on page 47:
•	The Chief Executive Officer (“CEO”) stock ownership guideline is 5 times the CEO’s annual base salary.
•	All other executive officers are required to own shares of Company Common Stock with a market value equal to 2 times their annual salary.
As of December 31, 2020, Mr. Robbins has met his ownership guidelines. Mr. Renna, Mr. Cocchi and Ms. Orsen continue to accumulate shares and are on track to meet their guidelines in 2022, 2025 and 2026 respectively. Ms. Larkin was recently hired and continues to accumulate shares to meet her guidelines.
•	Other officers are required to own shares of Company Common Stock with a market value equal to their annual base salary.
•	Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested. Shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. In November 2019, the period of six years following their election or promotion to a new position as an officer to meet these minimum stock ownership requirements was eliminated. All officers of the Company are required to retain at least 50 percent of vested and/or earned shares, net of taxes, until their new stock ownership guideline have been met.
•
Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, or within six years of an increase in the share ownership guidelines, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual cash retainer for board service. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC relating to their ownership of, and transactions in, the Company’s Common Stock. Based on our records and other information, the Company believes that all Section 16(a) filing requirements were met for the year ended December 31, 2020.
Security Ownership of Certain Beneficial Owners
The following table sets forth certain information, as of December 31, 2020, as to each person known to the Company, based on filings with the SEC, who beneficially owns 5 percent or more of the
Company’s common stock. Based on filings made with the SEC, each shareholder named below has sole voting and investment power with respect to such shares.
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,512,302	14.4%
State Street Corporation SSGA Funds Management, Inc. One Lincoln Street Boston, MA 02111	14,006,928	13.9%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	10,813,122	10.8%
Macquarie Investment Management Business Trust 2005 Market Street Philadelphia, PA 19103	5,540,731	5.5%
20	| South Jersey Industries, Inc. | 2021 Proxy Statement

Corporate Governance
CORPORATE GOVERNANCE
The Board of Directors
Leadership Structure
Effective May 1, 2015, the Board of Directors decided to separate the Chairman and CEO roles. Mr. Rigby serves as independent non-executive Chairman of the Board and Mr. Renna serves as President and CEO.
The non-executive Chairman of SJI’s Board of Directors performs the following roles:
•	Provides leadership to the Board
•	Chairs meetings of the Board of Directors
•	Establishes procedures to govern the Board’s work
•	Ensures the Board’s full discharge of its duties
•	Schedules meetings of the full Board and works with the committee chairmen, CEO and Corporate Secretary to schedule meetings for committees
•	Organizes and presents the agenda for regular or special Board meetings based on input from Directors, CEO and Corporate Secretary
•	Ensures proper flow of information to the Board, reviewing adequacy and timing of documentary materials in support of management’s proposals
•	Ensures adequate lead time for effective study and discussion of business under consideration
•	Helps the Board fulfill the goals it sets by assigning specific tasks to members of the Board
•	Identifies guidelines for the conduct of the Directors, and ensures that each Director is making a significant contribution
•	Acts as liaison between the Board and CEO
•	Works with the Governance Committee and CEO, and ensures proper committee structure, including assignments and committee chairmen
•	Sets and monitors the ethical tone of the Board of Directors
•	Manages conflicts which may arise with respect to the Board
•	Monitors how the Board functions and works together effectively
•	Carries out other duties as requested by the CEO and Board as a whole, depending on need and circumstances
•	Serves as a resource to the CEO, Corporate Secretary and other Board members on corporate governance procedure and policies
Independence of Directors
The Board adopted Corporate Governance Guidelines (“Guidelines”) that require the Board to be composed of a majority of Directors who are “Independent Directors” as defined by the rules of the New York Stock Exchange (“NYSE”). No Director will be considered “Independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company. When making “Independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As part of its
Guidelines, the Board established a policy that Board members may not serve on more than four other boards of publicly traded companies. SJI’s Guidelines are available on our website at www.sjindustries.com under the heading “Investors”.
For 2020, the Board has all of its current Directors, meet the New York Stock Exchange standards and our own standards noted above for independence and are, therefore, considered to be Independent Directors other than Mr. Renna who is not considered independent by virtue of his employment with the Company.
Director Education
Pursuant to the Guidelines, each Director shall attend at least one education activity per year, including one external continuing education seminar, class and/or conference on the topic of corporate governance, the utility/energy industry, or other courses designed for directors of publicly traded companies. Additionally, at a minimum, every other year, each Director should attend one external continuing education seminar, class, and/or conference on the topic of corporate governance and/or the utility industry. Finally, at the request of the New Jersey Board of Public Utilities, the Guidelines indicate that no more than two members should be given credit for attending any continuing education requirement offering as to encourage as much diversity of training as possible. During 2020, each director met the education requirements set forth above.
Certain Relationships
Mr. Fortkiewicz is of counsel at Cullen and Dykman, LLP, a law firm that provides legal representation to our subsidiaries Mr. Fortkiewicz is not a partner, officer or employee of Cullen and Dykman LLP and he does not provide legal services on any matters relating to the Company or its subsidiaries, and he did not receive any compensation as a result of the firm’s representation. Payments made by the Company or its subsidiaries to Cullen and Dykman LLP were less than 1% of Cullen and Dykman LLP’s annual consolidated gross revenues during its last completed fiscal year.
South Jersey Industries, Inc. | 2021 Proxy Statement |	21

Corporate Governance
Mr. Fortkiewicz does not serve on our Audit, Compensation or Nominating & Governance committees of the Board even though the Board considered and determined that he is independent under the NYSE listing standards.
Code of Conduct and Code of Ethics
The Company has adopted a Code of Conduct for all employees, Officers and Directors, and a Code of Ethics for our principal executive officer and principal financial officer within the meaning of the SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002 (collectively the “Codes”). Additionally, the Company established a hotline and website for employees to anonymously report suspected violations.
Copies of the Codes are available on the Company’s website at www.sjindustries.com under Investors > Corporate Governance. Copies of our Codes are also available at no cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037, Attention: Corporate Secretary. If the Company were to ever amend or waive any provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, the Company intends to satisfy its disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on its website set forth above rather than by filing a Current Report on Form 8-K.
Communication with Directors
You may communicate with the Chairman of the Board and chairmen of the Audit, Compensation, ESG, Nominating & Governance, Strategy & Finance Committees by sending an e-mail to chairmanoftheboard@sjindustries.com, auditchair@sjindustries.com, compchair@sjindustries.com, ESGchair@sjindustries.com, govchair@sjindustries.com or StratandFinChair@sjindustries.com respectively, or you may communicate with our non-employee Directors as a group by sending an e-mail to sjidirectors@sjindustries.com. The charters and scope of responsibility for each of the Company’s committees are located on the Company’s website at www.sjindustries.com. You may also address any correspondence to the Chairman of the Board, chairmen of the committees or to the non-employee Directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.
Corporate Governance Materials
Shareholders can see the Company’s Corporate Governance Guidelines and Profile, Charters of the Audit Committee, Compensation Committee, ESG Committee, Executive Committee, Nominating & Governance Committee, and Strategy & Finance Committee, and Codes of Ethics on the Company’s website at www.sjindustries.com under the headings Investors>Corporate Governance. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Corporate Secretary at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.
Board Evaluation Process
The Nominating & Governance Committee implements the Board Evaluation Process on an annual basis as a method of evaluating the effectiveness of the Board and Committees and to identify opportunities for Board enhancement. The 360° Third-Party Board Effectiveness Evaluation is conducted on an annual basis. The Nominating and Governance Committee engages an independent, third-party facilitator and uses surveys and interviews to ensure robust feedback. The third-party facilitator is reevaluated periodically to ensure that the feedback remains robust. The goal of the process is to gather anonymous input from Directors regarding the performance and effectiveness of the Board, the Board Committees, and individual Directors by evaluating the contribution of individual directors, Board and Committee culture, Committee roles and responsibilities and an evaluation of the alignment of members skill sets with SJI’s current and future strategic needs. The Executive Team participates in the assessment and interview process. Following the assessment, the Nominating & Governance Committee and the Chairman of the Board are responsible for implementing the recommendations generated from the evaluation results.
22	| South Jersey Industries, Inc. | 2021 Proxy Statement

Corporate Governance
Meetings of the Board of Directors and its Committees

The Board of Directors met eighteen times in 2020.	Each Director attended 75% or more of the total number of Board meetings and the Board committee meetings on which he or she served.	Each Director attended the 2020 Annual Meeting of Shareholders.	It is the Board’s policy that the Independent Directors meet in Executive Session at every in-person meeting of the Board or its Committees.
During 2020, the Independent Directors met five times at regularly scheduled SJI Board meetings. In addition, the Independent Directors of SJI Committees met in executive session approximately twenty-six times.

Topics of these Full Board sessions included, among other things, CEO and Officer Performance and Compensation, Succession Planning, Director Tenure, Retirement Age, Strategy and Discussions of Corporate Governance. Director Rigby, Chairman of the Board, chaired the meetings of the Independent Directors.

Corporate Governance
	Age	Director Since	Audit Committee	Compensation Committee	ESG Committee	Executive Committee	Nominating & Governance Committee	Strategy & Finance Committee
Sarah Barpoulis	56	2012	Xc			X	X	X
Keith Campbell	66	2000		X	X
Victor Fortkiewicz	69	2010			X			Xc
Sheila Hartnett-Devlin	62	1999	X		Xc			X
G. Edison Holland Jr.	67	2019	X				X	X
Sunita Holzer	59	2011		X		X	Xc
Kevin M. O’Dowd	48	2020	X				X
Christopher J. Paladino	60	2020	X		X
Michael Renna	53	2014				X
Joseph Rigby	64	2016		X		Xc
Frank Sims	70	2012		Xc	X	X		X
c	Committee chairman
Committee Chair and Membership Rotation
In April 2020, a new Chair was appointed to each of the Compensation Committee, ESG Committee, Nominating and Governance and the Strategy & Finance Committee. In addition, several members of each of Company’s Compensation Committee, ESG Committee, Nominating and Governance and the Strategy & Finance Committee were rotated. Each of the rotations of the committee chair and committee memberships are discussed below in the descriptions of the “Compensation Committee”, “ESG Committee”, “Nominating & Governance Committee” and the “Strategy and Finance Committee.”
Audit Committee
The Board’s Audit Committee, which met seven times during 2020, is comprised of the following directors who are independent under SEC and NYSE rules for Audit Committee service: Sarah M. Barpoulis, Chair; Sheila Hartnett-Devlin; G. Edison Holland Jr.; Kevin M. O’Dowd from April 2020 and Christopher J. Paladino from August 2020. Joseph Rigby was a member of the committee from January 2020 through April 2020, and as non-executive Chairman of the Board, served as an ex-officio member of the Audit Committee from April 2020 through November 30, 2020, when the SJI Bylaws were revised. Walter Higgins, as non-executive Chairman of the Board, served as an ex-officio member of the Audit
Committee January 2020 through April 2020. The Board determined that no member of the Audit Committee has a material relationship that would jeopardize such member’s ability to exercise independent judgment. The Board of Directors designated Directors Sarah M. Barpoulis, Sheila Hartnett-Devlin, G. Edison Holland Jr., Kevin M. O’Dowd and Christopher J. Paladino as “audit committee financial experts” as defined by applicable SEC rules and regulations. The Audit Committee: (1) annually engages and evaluates an independent registered public accounting firm for appointment, subject to Board approval and shareholder ratification, as auditors of the Company and has the authority
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to unilaterally retain, compensate and terminate the Company’s independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company’s internal auditors and management, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing; and (4) establishes policies and procedures for engaging the independent registered public accounting firm to provide audit and permitted non-audit services and (5) considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company.
The Audit Committee is also responsible for reviewing the Company’s major financial risk exposures and the steps Management has taken to monitor and control these exposures and reviewing the guidelines and policies that govern the process by which risk assessment and management is undertaken by the Board and Management.
Enterprise Risk Management (“ERM”) is a company-wide systematic approach to identify, assess, monitor, and mitigate potential risks as well as seize strategic opportunities. Quarterly meetings are conducted with Business Area Leaders to identify and assess the likelihood, criticality, and financial impact of each risks. The results are then analyzed and reported to the Risk Management Committee (RMC) via an ERM Dashboard. In addition, a monthly Risk Dashboard Report; including Key Risk Indictors and Strategic Risks is distributed to the RMC. The quarterly meetings conducted with the RMC and Risk Management Committee of the Board, include discussions around the ERM process, its purpose, mitigation strategies, and opportunities
The Company has two internal Risk Management Committees that report to the Audit Committee at least quarterly. The SJI Risk Management Committee (RMC), established 1998, is responsible for overseeing the energy transactions and the related risks for all the SJI companies. The SJI Utilities, Inc. RMC is responsible for gas supply risk management. Annually, the Board of the Company approves the RMC members which include management from key Company areas such as finance, risk management, legal and business operations.
The RMC establishes a general framework for measuring and monitoring business risks related to both financial and physical energy transactions, approves all methodologies used in risk measurement, ensures that objective and independent controls are in place. At each Board meeting, management presents an update of the Company’s risk management activities.
The Audit Committee members meet in Executive Session with Internal Audit and the independent accounting firm at each in-person meeting.
The Committee Charter is available on our website at www.sjindustries.com, under the heading “Investors”. You may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.
Compensation Committee
The Board’s Compensation Committee, which met eight times during 2020, is comprised of the following directors who are independent under SEC and NYSE rules for Compensation Committee service: Sunita Holzer served as Chair of the Compensation Committee January through April 2020 and as a member of the Compensation Committee from May 2020; Frank Sims, Chairman from April 2020; Keith S. Campbell; and Joseph M. Rigby. Sarah Barpoulis served as a Committee member from January 2020 to April 2020 and Walter Higgins, as non-executive Chairman of the Board, served as an ex-officio member from January 2020 through April 2020. Each member of the Compensation Committee met the enhanced independence standards under NYSE rules for committee membership. The Compensation Committee carries out the responsibilities delegated by the Board relating to the review and determination of executive compensation as well as the structure and performance of significant, long-term employee defined benefits and defined contribution plans.
The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has ever been an Officer or employee of the Company, or any of its subsidiaries or affiliates. During the last fiscal year, none of the Company’s Executive Officers served on a compensation committee or as a director for any other publicly traded company.
ESG Committee
The Board’s ESG Committee, which met four times during 2020, is comprised of “Independent” Directors: Victor Fortkiewicz served as Chairman January 2020 through April 2020 and as a member of the Committee from April 2020; Sheila Hartnett-Devlin served as Chair from April 2020; Keith S. Campbell; Christopher J. Paladino from August 2020; and Frank Sims from April 2020. Joseph M. Rigby, as non-executive Chairman of the Board, served as an ex-officio member of the Committee from April 2020 through November 30, 2020 when the SJI Bylaws were revised.
Thomas A. Bracken and Sunita Holzer served as members of the Committee January 2020 through April 2020. Walter Higgins, as non-executive Chairman of the Board, served as an ex-officio member of the Committee January 2020 through April 2020. The Committee provides oversight, monitoring and guidance of environmental and social related risk and opportunities including safety, corporate and social citizenship, public and legal policy, work force initiatives, corporate culture, climate change, environmental stewardship and compliance, political and regulatory activities,
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sustainability, employee work life, diversity and inclusion and economic and social vitality in the communities and markets in which the Company operates.
The Committee also oversees the production of the Company’s annual Environmental, Social and Governance (ESG) Report, which provides an overview of the Company’s commitment to ESG. The ESG at report is available on https://www.sjindustries.com/esg/Home.
In 2018, a Board appointed ESG Management Committee was created to develop and implement the Company’s key ESG and corporate social responsibility strategies, initiatives and policies and manage the progress of SJI’s key environmental, social and sustainability areas. The ESG Committee includes cross-functional members of management from key areas of the Company such as ESG, human resources, legal, risk management, communications, safety, and environment. Management presents an update of the Company’s Environmental, Social and Governance activities at each ESG Board Committee meeting and the Chair of the ESG Committee provides a report to the Board of Directors at each quarterly meeting.
The ESG Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.
Executive Committee
The Board’s Executive Committee is comprised of the Chairman of the Board, the CEO and the Chairs of the Audit, Compensation and Nominating & Governance Committees. The Executive Committee acts as directed by or on behalf of the Board of Directors during intervals between the meetings of the Board of Directors in the event a quorum of the Board is not available and, if at the discretion of the Chairman of the Board, immediate action is needed. The Committee also: reviews and investigates other matters as directed by the Board of Directors; reviews and recommends to the Board the organizational structure of the Company; reviews and recommends to the Board the Officers of the Company and its direct subsidiaries; reviews and recommends to the Board the composition and leadership of the Management Risk and Trust committees; monitors and/or implements the review or investigation of matters related to or involving the Company’s Officers; and takes action on such matters delegated to the Committee by the Board.
The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.
Nominating & Governance Committee
The Board’s Nominating & Governance Committee, which met five times during 2020, is comprised of “the following directors who are independent under NYSE and SEC rules: Thomas A. Bracken served as Chairman from January 2020 through April 2020; Sunita Holzer, Chair from April 2020; Sheila Hartnett-Devlin from January 2020 through April 2020; Frank Sims from January 2020 through April 2020; Sarah M. Barpoulis from April 2020; G. Edison Holland Jr. and Kevin M. O’Dowd from April 2020. Joseph M. Rigby, as non-executive Chairman of the Board, served as an ex-officio member of the Committee from April 2020 through November 30, 2020 when the SJI Bylaws were revised. Walter Higgins, as non-executive Chairman of the Board, served as an ex-officio member of the Committee from January 2020 through April 2020. Among its functions, the Nominating & Governance Committee: (1) maintains a list of prospective candidates for Director, including those recommended by shareholders; (2) reviews the qualifications of candidates for Director (to review minimum qualifications for Director candidates, please see the Company’s Corporate Guidelines available on our website at www.sjindustries.com under the heading “Investors”. These guidelines include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the Board’s needs when an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company’s Corporate Governance Guidelines.
The Nominating & Governance Committee reviews with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the current Board make-up and the Company’s strategic forecast. The criteria that the Nominating & Governance Committee assesses includes issues of industry experience, education, general business and leadership experience, judgment, diversity, age, and other applicable and relevant skills as determined by the Nominating & Governance Committee’s assessment of the Board’s current needs. The Nominating & Governance Committee also conducts a diversity assessment which includes a review of Board composition with regard to race, gender, age and geography.
In conjunction with the Board’s self-evaluation process and its review of the cumulative Board’s Skills Matrix (see page 12) the Nominating & Governance Committee identified the criteria that it believed was most relevant for the Board’s composition in the foreseeable future. The criteria identified were (1) experience in public company corporate governance related issues and best practices; (2) experience with focusing on organizational outcomes and working on behalf of the whole organization; (3) experience with providing oversight of ESG strategic initiatives; (4) regulatory experience; (5) experience with managing operational, financial and strategic risk; and (6) experience with strategic planning. Members of the Board and members of the Company’s Senior Executive team were asked to make recommendations for potential director nominees. The recent Board appointed nominee, Mr. Paladino, was identified and recommended by a Board member and an Officer of the Company.
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The Nominating & Governance Committee will consider nominees for the Board recommended by shareholders and submitted in compliance with the Company’s Bylaws, in writing, to the Corporate Secretary of the Company. The Nominating & Governance Committee uses the same criteria for evaluating nominees regardless of the source of referral. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a Director.
The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.
Strategy & Finance Committee
The Strategy & Finance Committee met seventeen times in 2020. The committee was comprised of “Independent” directors: Joseph Rigby served as Chairman from January 2020 through April 2020, as non-executive Chairman of the Board, served as an ex-officio member of the Committee from April 2020 through November 2020 when the SJI Bylaws were revised. Mr. Rigby no longer serves on the committee. Victor A. Fortkiewicz has served as Chairman from April 2020; Sarah M. Barpoulis; Sheila Hartnett-Devlin; G. Edison Holland Jr.; and Frank Sims from April 2020. Thomas Bracken served as a Committee member from January through April 2020 and Walter Higgins, as non-executive Chairman of the Board, served as an ex-officio member of the Committee from January 2020 through April 2020. The purpose of the Strategy & Finance Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s strategic, financial and financing plans. The Strategy & Finance Committee advises the Board of Directors and provides input and support to Management in the development of the Company’s long-term strategic, operating, capital and financing plans.
In addition, the Strategy and Finance Committee monitors major strategic risks and the potential impact on the execution of the Company’s strategic plans and oversees and reviews the Company’s risk assessment process, and risk management strategy and programs. The Strategy and Finance Committee also reviews the guidelines and policies that management uses to assess and manage exposure to risk and it reviews major financial risk exposures as well as the steps management has taken to monitor and control such exposure. The Strategy and Finance Committee presents its findings to the full Board, which is charged with approving the Company’s risk appetite.
The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.
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Corporate Governance
Risk Committee
In connection with the rotation of the Committee Chairs, Committee membership and Committee restructure, the Risk Committee was dissolved in April 2020. The Risk Committee met two times in 2020. The committee was comprised of “Independent” directors: Frank L. Sims, Chairman; Keith S. Campbell; Victor A. Fortkiewicz; G. Edison Holland, Jr.; and Sunita Holzer. Walter Higgins served as an ex-officio member of the Committee through April 2020. The purpose of the Risk Committee was to assist the Board of Directors in fulfilling its oversight responsibilities with regard to the risks inherent in the business of SJI and the control processes with respect to such risks. Responsibilities for monitoring of the Company’s areas of risk are outlined in the Risk Allocation chart below:
Risk Allocation
Risk Areas		Board Responsibility
Corporate:
•	Enterprise Wide Risk Management	Board of Directors, Audit Committee and Strategy & Finance Committee
•	Major Financial Risk Exposures and Tolerance	Board of Directors, Audit Committee and Strategy & Finance Committee
•	Strategic and Financing	Board of Directors and Strategy & Finance Committee
•	Insurance Programs	Board of Directors and Strategy & Finance Committee
•	Capital Allocation/Requirements/Trends	Strategy & Finance Committee
•	Counterparty credit and performance metrics/standards	Strategy & Finance Committee
Operational:
•	Supplier	Board of Directors
•	Operations	Board of Directors
•	Information Technology	Board of Directors
•	Cybersecurity	Board of Directors
•	Markets/Products/Competition	Board of Directors and Strategy & Finance Committee
•	Regulatory/Legislative	Board of Directors and ESG Committee
Financial:		Audit Committee
•	Guidelines and Policies for Risk Assessment and Management
•	Major Financial Risk
•	Oversee Management Enterprise Risk Committee
•	Financial Reporting
•	Financial Disclosure
•	Financial Controls
•	Accounting/Taxes
ESG:		ESG Committee
•	Legal
•	Ethical
•	Governmental
•	Corporate and Social Citizenship
•	Environmental
Physical Security
•	Safety
•	Sustainability Culture and Human Capital
Compensation:		Compensation Committee
•	Compensation Program
•	Retirement Plans
Governance:		Nominating and Governance Committee
•	Governance
•	Corporate Law Practices
Board Oversight of Cyber Security
We leveraged relationships with government and industry peers in several cybersecurity programs to maintain situational awareness on threats and vulnerabilities. Additionally, we educate employees regarding cybersecurity using yearly security awareness training, security bulletins, and phishing-simulations to reinforce training. Across our organization, we also conduct
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vulnerability scans and penetration testing and work with a third party to perform a yearly baseline assessment of the cyber program that measures improvement and informs our strategy. We also validate recovery procedures and system resiliency to ensure if impacted we can return critical systems to normal operating levels in a timely manner. The National Institute of Science and Technology (NIST) Cybersecurity Framework informs our cyber program, and we have a Risk Management Committee that consists of senior management responsible for assessing risks including risks related to our cyber program. At each quarterly meeting of the Board of Directors an overview of the cybersecurity program and related risks are discussed with the Board of Directors and Audit Committee.
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Corporate Governance
2020 Director Compensation Program
It is the Company’s intention to set director compensation levels at or near the market median relative to directors at companies of comparable size, industry, and scope of operations in order to ensure directors are paid competitively for their time commitment and responsibilities. A market competitive package is important because it enables us to attract and retain highly qualified directors who are critical to our long-term success.
In 2020, the Nominating & Governance Committee engaged Pearl Meyer as its independent consultant to review the Company’s Director Compensation Program (Program) to ensure that the Board attracts and retains highly qualified Directors. For the 2020 study, we considered market data for directors of the same set of peer companies considered for our executive compensation programs, as well as the NACD Director Compensation Report. Directors who are employees of the Company or its affiliates do not receive separate compensation for their Board activities. The study revealed that the Program is aligned with market median practices, as is the design and pay mix between cash and equity. As a result, there were no changes in the Director Compensation Program for 2020:
Cash—Annual Retainer for Board Service	$65,000
Restricted Stock—awarded in January (1)	$105,000
Independent Subsidiary Chairman Retainer (2)	$8,000
Non-Executive Chairman—stock and cash retainer (3)	$80,000
Annual Committee Chair Fees (4):
Audit	$15,000
Compensation	$12,500
Environmental, Social and Governance	$7,500
Nominating and Governance	$8,750
Risk (5)	$7,500
Strategy & Finance	$7,500
Annual Committee Member Fees (4)
Audit	$15,000
Compensation	$10,000
Environmental, Social and Governance	$5,000
Nominating and Governance	$7,500
Risk (5)	$5,000
Strategy & Finance	$7,500
Non-Executive Chairman	$25,000
(1)	The value of the shares is based on the daily average share price for the period July 1 through December 31 of the prior year.
(2)
The annual retainer for the Independent Subsidiary Chairman is payable monthly. The Chairman of the Board of Directors and non-independent directors are not eligible to receive the Independent Subsidiary Chairman annual retainer.

(3)	The Non-Executive Chairman retainer is comprised of 50% stock and 50% cash. The cash portion is payable monthly.
(4)	Committee Chair fees and Committee Member Fees are payable monthly.
(5)	In connection with the rotation of the Committee Chairs, Committee membership and Committee restructure, the Risk Committee was dissolved in April 2020.
Directors are reimbursed for their travel expenses, upon request.
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Independent Director Compensation for Fiscal Year 2020
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Sarah M. Barpoulis	110,833	106,078	—	—	—	372	217,283
Thomas Bracken(3)	31,250	106,078	—	—	—	124	137,452
Keith S. Campbell	81,667	106,078	—	—	—	372	188,117
Victor A. Fortkiewicz	84,167	106,078	—	—	—	372	190,617
Sheila Hartnett-Devlin	98,333	106,078	—	—	—	372	204,783
Walter M. Higgins III(3)	43,333	146,474	—	—	—	124	189,931
G. Edison Holland Jr.	94,167	106,078	—	—	—	372	200,617
Sunita Holzer	93,333	106,078	—	—	—	372	199,783
Kevin M. O’Dowd	72,155	92,733	—	—	—	341	165,229
Christopher J. Paladino	32,466	39,373	—	—	—	155	71,994
Joseph M. Rigby	121,667	106,078	—	—	—	372	228,117
Frank L. Sims	100,000	106,078	—	—	—	372	206,450
(1)
Per the 2020 Director Compensation Program, except for Directors Higgins, O’Dowd and Paladino, the independent directors were granted 3,272 shares of restricted stock valued at $104,998 using the daily closing prices for the last two quarters of 2019. Director Higgins, as Chairman of the Board, was granted 4,518 restricted stock valued at $144,983. Director O’Dowd received a pro-rated grant of 2,863 shares valued at $91,875 upon his appointment on February 14, 2020. Director Paladino received a pro-rated grant of 1,627 shares valued at $39,375 upon his appointment on August 14, 2020. The above chart reflects the grant date fair value of restricted common stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation - Stock Compensation, which requires that the grant be measured at the grant date fair value.

(2)	Represents payments made by SJI for group life insurance and accident protection insurance.
(3)	Directors Bracken and Higgins did not stand for re-election in April 2020.
Policies and Procedures for Related Party Transactions
Pursuant to a written policy adopted by the Company’s Nominating & Governance Committee, the Company’s executive officers, directors, and principal shareholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with the Company without the Nominating & Governance Committee’s or other independent Board committee’s prior consent, in cases in which it is inappropriate for the Nominating & Governance Committee to review the transaction due to a conflict of interest.
In approving or rejecting the proposed transaction, the Nominating & Governance Committee shall consider the facts and circumstances available and deemed relevant to the Nominating & Governance Committee. The Nominating & Governance Committee shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Nominating & Governance Committee determines in the good faith exercise of its discretion. There were no related party transactions reported to the Nominating and Governance Committee last year.
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Corporate Governance
Audit Committee Report
The Board’s Audit Committee comprises five directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s activities and scope of its responsibilities are set forth in a written charter adopted by the Board and is posted on the Company’s website at www.sjindustries.com under the heading “Investors.”
In accordance with its Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial statements and financial reporting practices. Management has the primary responsibility for preparing the Company’s financial statements and for assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). Deloitte is responsible for independently examining the Company’s financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and issuing a report thereon.
In performing its oversight, the Audit Committee monitors financial results and discusses the Company’s accounting practices and areas requiring significant management estimates or judgement with management and Deloitte. The Audit Committee reviews with Deloitte all communications required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and, with and without management present, reviews and discusses the quality of the financial statements, clarity and completeness of the related disclosures, and the effectiveness of internal control over financial reporting. The Audit Committee receives and discusses reports from the Company’s internal audit department on the effectiveness of internal control over financial reporting and any changes to the Company’s internal controls. The Committee then periodically consults separately with the head of internal audit, out of the presence of management, about internal control over financial reporting, and reviews any recommendations and management’s response.
The Audit Committee has received from Deloitte the written disclosures and letter regarding its independence from the Company as required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee requires that all services of Deloitte be pre-approved by the Audit Committee or the Audit Committee Chair. The Audit Committee has considered whether Deloitte’s provision of non-audit services to the Company and the total fees paid for non-audit services relative to fees paid for audit services are compatible with maintaining Deloitte’s independence. On the basis of its review, the Audit Committee determined that Deloitte has the requisite independence.
Based on the above-mentioned reviews and discussions with management, internal audit and Deloitte, the Audit Committee recommended to the Board that the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.
Audit Committee
Sarah M. Barpoulis, Chairman
Sheila Hartnett-Devlin
G. Edison Holland Jr.
Kevin M. O’Dowd
Christopher J. Paladino
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Fees Paid to the Independent Registered Public Accounting Firm
The Audit Committee is responsible for compensating the independent registered public accounting firm for services performed, including both audit and non-audit services. To ensure the provision of services to the Company is compatible with maintaining the accountants’ independence, in accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte. Prior to approving, the Audit Committee discussed these services with management and Deloitte to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The fees for all services provided by the independent registered public accounting firm to the Company during 2020 and 2019 are contained in the table below. The Audit Committee believes these fees to be reasonable in light of the
Company’s activity. Tax fees were higher in 2018 due to the implementation of the Tax Cuts and Jobs Act. 2019 audit fees reflect additional audit work related to the acquisition of Elizabethtown Gas Company and Elkton Gas Company during 2018. Specifically, the 2019 audit fees reflect the inclusion of management’s implementation of internal controls associated with the acquired entities in the independent registered public accounting firm’s audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019. In addition, the 2019 audit fees include audit work related to the implementation of new systems necessary to complete the integration of the acquired companies in anticipation of the end of the transition services provided by Southern Company, along with a public debt offering completed in 2019.
The fees for all services provided by the independent registered public accounting firm to the Company during 2020 and 2019 are as follows:
FY 2020		FY 2019
Audit Fees (a)	$3,738,975	Audit Fees (a)	$4,711,025
Audit-Related Fees (b)	—	Audit-Related Fees (b)	—
Tax Fees (c)	263,808	Tax Fees (c)	250,562
All Other Fees (d)	8,582	All Other Fees	2,021
Total	$4,011,365	Total	$4,963,608
(a)
Fees for audit services billed or expected to be billed relating to fiscal 2020 and 2019 include audits of the Company’s annual financial statements, evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	SJI did not incur any fees for audit-related services during fiscal 2020 and 2019.
(c)
Fees for tax services provided during fiscal 2020 and 2019 consisted of tax compliance and compliance-related research. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and Federal, state and local income tax return assistance.

(d)	Other fees billed by Deloitte for research tools, subscription services and learning programs.
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PROPOSAL 2 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
This year’s Compensation Discussion and Analysis (“CD&A”) reviews the objectives and elements of SJI’s executive compensation program and discusses the 2020 compensation of our Named Executive Officers (“NEOs”) listed below. It also explains the actions the Compensation Committee took based on its ongoing commitment to consider investor feedback and ensure our senior leadership team remains focused on creating long-term shareholder value.
2020 Named Executive Officers
Name	Position as of December 31, 2020
Michael J. Renna	President and Chief Executive Officer
Steven R. Cocchi (1)	Senior Vice President and Chief Financial Officer
David Robbins, Jr.	Senior Vice President and President of SJI Utilities, Inc.
Melissa J. Orsen (2)	Senior Vice President SJI and President and Chief Operations Officer South Jersey Gas
Kathleen D. Larkin (3)	Senior Vice President and Chief Human Resources Officer
Cielo Hernandez (4)	Former Senior Vice President and Chief Financial Officer
(1)
Mr. Cocchi was appointed Chief Financial Officer (“CFO”) on September 1, 2020, after serving as interim CFO since July 1, 2020. Mr. Cocchi replaced Cielo Hernandez as interim Chief Financial Officer effective July 1, 2020, upon the announcement of Ms. Hernandez leaving the Company to pursue other opportunities.

(2)
Ms. Orsen was appointed Senior Vice President SJI and President and Chief Operations Officer South Jersey Gas effective July 1, 2020. Ms. Orsen succeeds Dave Robbins, who previously held the role and who will remain with the utility’s parent company as Senior Vice President, SJI, and President, SJI Utilities, the holding company for South Jersey Gas and Elizabethtown Gas.

(3)	Ms. Larkin joined SJI in the role of Senior Vice President and Chief Human Resources Officer effective May 11, 2020.
(4)
Ms. Hernandez resigned from her role as CFO effective July 1, 2020, to pursue other opportunities. Ms. Hernandez continued to be employed by the Company as a Senior Vice President to assist with the transition of her duties until October 30, 2020.

Change in Principal Financial Officer. Mr. Steven R. Cocchi was appointed CFO effective September 1, 2020, after serving as interim CFO since July 1, 2020. In his role, he is responsible for maintaining the organization’s fiscal strength and delivering performance that is optimally aligned with our mission to deliver safe, reliable, affordable, and sustainable energy services. Prior to his appointment to CFO, Mr. Cocchi served as the Company’s Senior Vice President and Chief Strategy and Development Officer beginning in 2018 and has held various other leadership positions within the Company since he joined the Company in 2009. Mr. Cocchi replaced Cielo Hernandez effective July 1, 2020, upon the announcement of her leaving the Company to pursue other opportunities. Ms. Hernandez continued to be employed by the Company as a Senior Vice President to assist with the transition of her duties until October 30, 2020. Ms. Hernandez received the amounts payable to her pursuant to the terms of the Officer Severance Plan, as well as a cash payment equal to 7/12ths of her target annual cash bonus. She also kept her Company car, laptop, cell phone and iPad, in recognition of her contributions and efforts in transitioning her responsibilities to her successor.
Onboarding Ms. Larkin. Kathleen Larkin joined SJI in the role of Senior Vice President and Chief Human Resources Officer, effective May 11, 2020. In this senior leadership role, Ms. Larkin provides strategic HR leadership, using data to develop approaches that align key stakeholders, engage teams and drive execution of our strategy. Her new hire package included an annual base salary of $315,000, and she is eligible to participate in the Annual Incentive Plan (“AIP”) and receive regular Long-Term Incentive (“LTI”) grants, which are described further in this CD&A. In addition, consistent with market practices and to ensure that we could hire Ms. Larkin and to make up for equity being forfeited from her prior employer, the Compensation Committee approved a one-time, new hire inducement equity award valued at $240,000 that pays out over a three-year vesting period. The grant is comprised of 50% performance-vested restricted stock units and 50% time-vested restricted stock units. The performance-vested equity award is subject to meeting annual individual performance goals within the categories of Growth, Operational Excellence, Culture and Foundation, as established on an annual basis by the CEO and documented under the Company’s annual Performance Management Process for each of the performance years. The award shall vest subject to continued service and be settled on May 11, 2021 and March 15, 2022 and 2023. The award target payout schedule is $35,000, $40,000 and $45,000 respectively. The vesting dates, for the time-vested equity award, are May 11, 2021, January 2022 and 2023. The award target payout schedule is $35,000, $40,000 and $45,000, respectively.
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Proposal 2 Advisory Vote To Approve Executive Compensation
EXECUTIVE SUMMARY
Results of 2020 Say-On-Pay/Ongoing Shareholder Engagement
Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year. In 2020, 97% of the votes cast supported our executive compensation decisions, returning us to the high level of support we expect. We interpreted the results of our 2020 vote — and the marked improvement over the results of our say-on-pay vote from 2019 — as an endorsement of our executive compensation program’s improved design and direction. Nevertheless, we continued our shareholder engagement efforts as part of our commitment to ensure we keep an open and ongoing dialogue with our shareholders on company strategy and performance, corporate governance, executive compensation, sustainability, and other topics. During 2020, we again reached out to our largest shareholders, aggregating approximately 67% of our outstanding shares. And, during the first quarter of 2021 we reached out to our largest shareholders, aggregating approximating 57% of our outstanding shares. Shareholders reiterated their support for the changes we implemented, the overall compensation program design and were appreciative of our ongoing efforts to consider their feedback as our program evolves. Below is an overview of the several significant modifications we implemented for fiscal 2020.

Shareholder Feedback		Committee Response
Pay for Performance Alignment	Shareholders sought a stronger link between pay and stock price performance
With Long Term Incentive (“LTI”) grants starting in 2020, performance-vested equity awards will be based on pre-determined relative Total Shareholder Return (“TSR”) and Economic Earnings Per Share (“EPS”) growth (weighted equally). If the Company does not achieve three-year relative, threshold TSR, there will be no payout on the relative TSR portion of the award. The payout (as a percentage of target) will be based on EPS performance results and capped at 50%.

To further demonstrate the Company’s commitment to strengthening shareholder alignment, Mr. Renna recommended, and the Board approved implementing this new design to his LTI award earned for the 2018-2020 performance period — even though it has been adopted for grants made starting in January 2020. Based on performance for the 2018-2020 cycle, this change lowered the value of Mr. Renna’s earned award by $462,009.
See “Payouts on 2018 PRSU Awards” in this CD&A for details.

In addition, to better align the design of the LTI plan with market practices and shareholder expectations, starting with 2020 grants, the Compensation Committee:

		•	Adjusted the relative TSR threshold performance level from the 35th percentile to the 25th percentile; and
		•	Lowered potential award payout at threshold to 40% from 50% of target for TSR portion, which is slightly below the peer average.
Annual Incentive Plan (“AIP”)	Shareholders wanted to better understand the mechanics of our AIP	For 2020, we are continuing to create greater uniformity in the AIP’s structure/mechanics, prioritize corporate goals in line with shareholder interests and strengthen the goal-setting process:
•
Replaced current AIP pool funding approach with a formulaic “Modifier Model” that considers quantitative goals set at the beginning of the year, along with individual performance to determine the final payout.

•
Streamlined multiple scorecards to one Corporate Scorecard, in which awards for all NEOs will be weighted: (i) 70% on the satisfaction of certain pre-determined financial metrics; and (ii) 30% on the achievement of certain pre-determined stakeholder metrics measuring corporate performance (including customer, safety and other strategic objectives that drive long-term shareholder value).

•
Annual incentive payout can be adjusted (from payouts determined under the Corporate Scorecard) by up to +/-25% based on individual performance against goals in four categories linked to SJI’s business strategy and reinforcing its commitment to sustainability: Growth, Operational Excellence, Culture, and Foundation.

		•	Annual incentive payout will be capped at 100% if the Company’s one-year relative TSR does not achieve the 25th percentile versus peers.
		•	Actual individual AIP payouts cannot exceed 150% of target.
Environmental, Safety and Governance (“ESG”) Metrics	Shareholders would like to see more materiality focused ESG/Corporate Culture metrics in the AIP
The Corporate Scorecard under the AIP includes quantifiable safety, diversity and inclusion and employee engagement objectives (see page 43). We also invite you to review our ESG Report, which is available on the Company’s website at http://www.sjindustries.com/esg/home.

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Proposal 2 Advisory Vote To Approve Executive Compensation
2020 Financial Achievements
Despite historic challenge of the COVID-19 pandemic, we saw significant improvement in our results. Performance was driven by increased profitability from Utility and Non-Utility operations. Key financial highlights are as follows:
•	SJI GAAP income from continuing operations was $157.3 million in 2020, compared to $77.2 million in 2019
•	SJI Economic Earnings* $163.0 million in 2020, compared to $103.0 million in 2019
•	GAAP EPS totaled $1.62 in 2020 compared with $0.84 in the prior year
•	Economic EPS totaled $1.68 in 2020 compared with $1.12 in the prior year
•
Utility. SJI Utilities contributed $156.1 million to GAAP income from continuing operations in 2020, compared with $122.2 million in 2019. SJI Utilities contributed $157.3 million to Economic Earnings, compared with $122.2 million in 2019. South Jersey Gas contributed $109.3 million to Economic Earnings through an increase in base rates as the BPU approved the settlement of South Jersey Gas’ rate case petition in September 2020, along with customer growth and the roll-in to rates of infrastructure program investments. Elizabethtown Gas contributed $47.7 million, primarily driven by favorable changes in base rates resulting from the completion of Elizabethtown Gas’ rate case in November 2019, customer growth and the roll-in to rates of infrastructure program investments.

•	Energy Group. Our wholesale marketing and fuel management businesses within South Jersey Energy Group, contributed $24.6 million in GAAP earnings compared with $(0.7) million in 2019. 2020 Economic Earnings were $23.8 million, compared with $9.5 million in 2019 , reflecting new contracts that became operational over the last 12 months and increased volumes in our fuel management business, along with improved asset optimization opportunities, a reshaped portfolio and pipeline supplier refunds in our wholesale marketing business.
•
Energy Services. Our energy production and account services businesses, housed within South Jersey Energy Services, produced 2020 GAAP earnings of $17.1 million, compared with $(6.7) million in 2019. 2020 Economic Earnings were $18.0 million compared with $0.1 million in 2019, primarily reflecting the recognition of investment tax credits (ITC's) related to Fuel Cell and Solar acquisitions that were announced and/or achieved operation in 2020.

•	SJI Midstream. Midstream contributed GAAP/Economic Earnings of $4.2 million, which is consistent with 2019, reflecting Allowance for Funds Used During Construction (AFUDC) related to the project.
*Annex A includes a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data). Income from continuing operations and earnings per share from continuing operations are the most directly comparable measures reported under accounting principles generally accepted in the United States (“GAAP”)
Key Business and Operational Highlights
Regulatory Revenue Growth
SJI continued to focus efforts in 2020 on growing earnings from regulated assets and investments. In September, the New Jersey Board of Public Utilities approved changes to South Jersey Gas base rates, increasing annual South Jersey
Gas revenues from base rates by $39.5 million. The New Jersey Board of Public Utilities also approved rates changes for Elizabethtown Gas, including those related to the Company’s accelerated infrastructure program.
Energy Efficiency and Conservation Efforts
In 2020, SJI formed the Clean Energy and Sustainability team that is responsible for the development, execution, and oversight of all clean energy and sustainability initiatives for the organization. With the formation of this team, SJI is poised to be a leader in clean energy, energy efficiency, and carbon reduction initiatives, allowing us to expand on the progress we have already made, while continuing to deliver on our mission to provide safe, reliable, and affordable energy.
In 2006, South Jersey Gas became one of the first utilities in the country to implement a Conservation Incentive Program. Today, the program continues to encourage customers to use natural gas more efficiently and benefits both South Jersey Gas and its customers by eliminating the link between utility profits and the quantity of natural gas sold. Since its inception, customers have reduced their natural gas usage by a total of 101.1 billion cubic feet, enabling them to save $920.2 million in energy costs and reduce 5.18 million metric tons of CO2.
At SJI, we are dedicated to involving and engaging customers in our efforts to protect the environment and sustain our natural resources. To date, South Jersey Gas and Elizabethtown Gas invested more than $133 million in energy efficiency programs, to help customers reduce their energy footprint. In 2018, South Jersey Gas expanded its energy efficiency programs, making them more accessible to our customers and offering $72 million in rebates, financing, an efficient products marketplace, residential weatherization program for low to moderate income customers and home energy audits as well as solutions for commercial customers.
SJI’s utilities, South Jersey Gas and Elizabethtown Gas, filed petitions with the New Jersey Board of Public Utilities to meet statewide energy efficiency goals and create and expand energy efficiency programs for the next three years beginning in July 2021.
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Proposal 2 Advisory Vote To Approve Executive Compensation
Infrastructure Investments
South Jersey Gas filed a petition with the New Jersey Board of Public Utilities in 2020 seeking approval of an Infrastructure Investment Program (IIP) that would accelerate planned capital expenditures to enhance the delivery of safe, reliable, affordable natural gas; create jobs; and support the State’s environmental goals. Under the proposed five-year program beginning in June 2021, South Jersey Gas seeks to invest approximately $742.5 million to replace 825 miles of aging steel mains and install Excess
Flow Valves (EFVs) on new service lines. EFVs are mechanical safety devices designed to shut off the flow of natural gas automatically in the event of a service line break.
Elizabethtown Gas submitted its annual filing to the NJBPU for updated rates to recover investments made under its IIP, which was originally approved in June 2019. Elizabethtown Gas’ approved program authorizes the recovery of costs associated with investments of approximately $300 million between 2019-2024 to replace cast-iron and bare steel vintage mains and related services. The NJBPU issued an Order in September 2020 approving the updated IIP rates effective October 1, 2020.
Keeping our Customers and Employees Safe Through COVID-19
As the operator of two natural gas distribution companies in New Jersey, South Jersey Gas and Elizabethtown Gas, our organization is uniquely situated to help shape the State’s continuing response to the COVID-19 pandemic as it relates to meeting the energy demands of our citizens during this difficult and unprecedented time. Our utilities serve more than 700,000 customers throughout New Jersey and since the onset of the pandemic, SJI has remained committed to helping our customers maintain energy security by providing for the uninterrupted delivery of safe and reliable natural gas.
To ensure the continued safety and health of company employees, SJI established a Pandemic Task Force and set into motion a Pandemic Management Plan to guide our actions. Beginning in March and continuing today, we successfully transitioned all employees, except for field representatives, to work-from-home reporting. For those in the field, both utilities have instituted measures which include the use of Personal Protective Equipment (“PPE”) such as face coverings and gloves, as well as following CDC guidelines for social distancing practices. Field work was postponed for 14 days at any property where a resident reported sickness or exposure to COVID-19. Training has been provided to ensure our field employees and contractors are exercising caution and utilizing all precautionary measures.
Clean Energy Investments
SJI remains committed to clean energy and decarbonization initiatives in support of the environmental goals of our State and region. Consistent with this commitment, SJI announced the formation of Catamaran Renewables (Catamaran), a joint venture between SJI subsidiary Marina Energy and renewable industry-leader Captona, to develop, own, and operate renewable energy projects. The Catamaran joint venture brings more than 1.3 GW of operational experience across all types of renewable energy and has financed more than $1 billion in renewable energy transactions.
In conjunction with the formation of Catamaran, the partners announced the acquisition of two fuel cell projects in Staten Island, New York from NineDot Energy, an experienced renewable development company based in the NYU Urban Future Lab cleantech incubator in Brooklyn, NY. The projects, reflecting 7.5 MW of installed capacity, qualify under New York’s Value of Distributed Energy Resources (VDER) program, with 75% of revenues fixed over 25 years. The projects are further supported by a 95% availability guaranty from the operator. The projects achieved commercial operation in December and are expected to deliver an unlevered internal rate of return (IRR) of 11%.
Also in conjunction with SJI’s commitment to the decarbonization of natural gas, in December 2020, SJI acquired a minority interest in REV LNG, LLC, a vertically integrated supply, design and operations company specializing in the development, production and transportation of renewable natural gas (RNG), liquefied natural gas and compressed natural gas, along with the rights to develop RNG production facilities at a portfolio of dairy farms. The RNG produced from these dairy farms will have the lowest carbon intensity among transportation fuels. With this investment, SJI is positioned to be at the forefront of efforts to decarbonize the gas we provide to our utility customers and to lower our carbon footprint.
In addition, in 2020, SJI sold both its Marina Thermal Facility in Atlantic City, NJ and Elkton Gas in Elkton, MD. These asset sales support our strategic plan – focusing investments, energy, and resources on our core utilities in New Jersey – while also helping strengthen our balance sheet in support of further opportunities for innovation and growth.
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Proposal 2 Advisory Vote To Approve Executive Compensation
Key 2020 Compensation Outcomes
Consistent with the Company’s pay-for-performance philosophy, our 2020 business results were reflected in the resulting pay decisions made for our CEO and the other NEOs in 2020. Compensation outcomes for 2020 included the following items:
Base Salaries. There were no base salary increases for the NEOs for 2020, except for market adjustments for Messrs. Cocchi and Robbins, who both had material changes to their roles and/or responsibilities. Mr. Cocchi’s salary increased from $312,000 to $375,000 as the result of his promotion to CFO. Mr. Cocchi’s position of Chief Strategy Officer was not backfilled. Mr. Robbins assumed the additional corporate responsibilities of the Chief Strategy Officer, creating significant savings for the Company. Mr. Robbins, in addition to continuing to serve as the Senior Vice President and President of SJI Utilities, will lead the enterprise project management office, business innovation, energy efficiency and sustainability, rates and regulatory, and safety and quality assurance. In conjunction with these substantial new areas of accountability, his salary increased from $392,700 to $424,000.
AIP
AIP Award Payouts: Despite outperforming on our financial, stakeholder and individual performance targets, the Company’s one-year relative TSR did not achieve threshold performance (25th percentile) versus the companies in its compensation peer group (as defined in “What Guides Our
Program—The Role of Market References/Benchmarking in Setting Compensation”). As a result, AIP award payouts as a percentage of target were capped at 100%. See “2020 Executive Compensation Program Elements—Annual Incentives.” in this CD&A for details.
LTI
LTI Award Payouts. Consistent with the terms of the LTI awards and based on performance, the NEOs, except for Mr. Renna, earned 100% of their target Performance-vested Restricted Stock Units (“PRSUs”) for the 2018-2020 performance cycle. This attainment is the combination of below threshold performance for the 3-year relative TSR metric, resulting in a 0% payout, and maximum performance for 3-year economic earnings growth, resulting in a payout equal to 200% of target. The total weighted payout is 100% of target.
*To further demonstrate the Company’s commitment to strengthening shareholder alignment, Mr. Renna recommended, and the Board approved, applying the new plan design approach implemented for LTI awards starting with grants made on 2020, to his 2018-2020 PRSU payout. Based on performance for the 2018-2020 cycle, this change capped payout at 50% of target and reduced the value of Mr. Renna’s earned award by $462,009.
See “Payouts on 2018 PRSU Awards” in this CD&A for details.
Good Governance Foundation
The following features of our executive compensation program promote sound compensation governance and are designed in the best interests of our shareholders and executives:
What We Do	What We Don’t Do

Seventy (70) percent of LTI awards are performance-based for the NEOs	No excise tax gross ups
Three-year performance periods under our LTI awards	No repricing or exchange of equity awards without shareholder approval
Use a mix of absolute and relative financial performance metrics (including relative TSR) in the incentive plans, to avoid duplication of incentives across AIP and LTI plans.	No employment agreements
Caps on incentive awards	No hedging or pledging of Company stock for employees or directors
Use ESG metrics in AIP	No tax gross ups for perquisites
Change-in-control “double-trigger” for equity award vesting and severance benefits	No one-time special recognition awards other than inducement awards or internal promotion awards
Robust claw-back policy applying to all incentive awards
Limited number of perquisites
Independent compensation consultant
Robust stock ownership guidelines

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Proposal 2 Advisory Vote To Approve Executive Compensation
WHAT GUIDES OUR PROGRAM
Compensation Philosophy and Guiding Principles
The executive compensation program is designed to keep our senior leadership team focused on the seamless execution of the Company’s strategic plan and deliver shareholder value over the long term. As such, executive compensation program decisions are grounded in the following principles:
•
Alignment with Shareholder Interests. Our executive compensation program should emphasize variable compensation, with a focus on equity-based compensation, as a valuable means of aligning the interests of our NEOs with those of our shareholders.

•	Accountability for Performance. Our executive compensation program should directly and measurably link pay to business and individual performance with a substantial portion of compensation designed to create incentives for superior performance and meaningful consequences for below target performance.
•
Support our Business Goals. Our executive compensation program should drive short- and long-term financial, operational and strategic objectives and reward NEOs for performance relative to the businesses for which they are responsible as well as for overall Company performance.

•
Competition Among Peers. Our executive compensation program should enable us to attract and retain key executives by providing a total compensation program that is competitive with the market in which we compete for executive talent.

Elements of Pay
Our compensation philosophy is supported by the following principal pay elements:
Pay Element	Description	Rationale
Salary	Fixed cash opportunity	Provides stable market-based compensation for role, level of responsibility and experience. Forms basis for other pay elements
Annual Incentive Plan (“AIP”)
Annual cash compensation with variable payout based on achievement of pre-determined Economic Earnings, Return on Invested Capital (“ROIC”), stakeholder goals (customer, safety, and strategy) and individual objectives for the fiscal year
Drives and incentivizes annual performance across key financial, stakeholder and individual performance measures.
Long-Term Incentives (“LTI”)
LTI is granted 70% in performance-vested restricted stock units (“PRSUs”), based on 3-year relative Total Shareholder Return (“TSR”) vs. peers and 3-year Economic Earnings Per Share (“EPS”) growth, with caps on TSR and EPS portion based on TSR,, and 30% in time-vested restricted stock units (“TRSUs”)

PRSU portion of awards, representing significant majority of total LTI opportunity, requires achievement of threshold level of performance for any payout; Combination of PRSUs and TRSUs drives long-term financial performance, shareholder value and executive retention

Pursuant to SEC regulations, the Summary Compensation Table shows total compensation for our NEOs including the valuation of the major elements of our program listed above, as well as other numbers that we do not consider to be a significant driver of our overall pay philosophy. Specifically, the Summary Compensation Table discloses the change in the present value of Mr. Renna’s pension. This value represents the change in the plan’s assumptions, including the discount rate, Mr. Renna aging one year, and the increase in the 2020 accrued benefit. The discount rate changed from 3.49% to 2.73% to reflect current economic conditions. This change (including aging) resulted in increasing the present value of Mr. Renna’s pension by $2,109,000, but it did not increase Mr. Renna’s accrued monthly benefit. The change in Mr. Renna’s pension also increased due to an additional year of service, and the value associated with this additional year of service was $771,000, as shown below:
Description	Value
Total change in the pension value	$2,880,000
Change attributable to assumption changes and aging	$2,109,000
Change attributable to the 2020 pension accrual	$771,000
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Proposal 2 Advisory Vote To Approve Executive Compensation
The change in the plan’s discount rate and aging overstates Mr. Renna’s total compensation value. We have included an additional column in the Summary Compensation Table showing Mr. Renna’s total compensation after eliminating the increase due to discount rate modification, including other assumptions and aging. We believe this adjusted total compensation value is consistent with the Company’s pay philosophy and competitive with market practices.
Pay Mix
The charts below show the target total direct compensation of our CEO and our other NEOs for 2020*. These charts illustrate that a majority of NEO total direct compensation is at-risk (76% for our CEO and an average of 62% for our other NEOs).

* Ms. Hernandez is excluded from all other NEOs in the tables above because she left the Company on October 30, 2020, and as a result, did not receive 12 months of compensation for 2020. Target total direct compensation for all other NEOs includes Ms. Larkin’s 2020 target AIP award. Ms. Larkin’s actual AIP payout was prorated based on her hire date of May 11, 2020.
The Decision-Making Process
The Compensation Committee oversees the executive compensation program for our NEOs and operates pursuant to a charter that complies with SEC rules and the corporate standards of the New York Stock Exchange (“NYSE”). The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works closely with its independent consultant and senior management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which may be accessed on our website at https://www.sjindustries.com/investors/corporate-governance/
committee-charters/compensation-committee.
The Role of the Compensation Committee. The Compensation Committee has the power and authority to oversee our compensation policies and programs and makes all compensation-related decisions for our NEOs. The Compensation Committee considers recommendations from its independent compensation consultant as well as the CEO (other than with respect to his own compensation); however, the Compensation Committee ultimately has final approval over all compensation decisions for all of our executive officers other than the CEO. The CEO does not participate in the deliberations of the Compensation Committee regarding his own compensation. Independent members of the Board make all final determinations regarding CEO compensation.
The Compensation Committee seeks to ensure that the total compensation paid to our NEOs is aligned with shareholder interests, is fair, reasonable and competitive, provides an appropriate balance of base pay and short-term and long-term incentives, and does not cause unnecessary risk-taking. All performance goals for the NEOs’ AIP awards are established at the beginning of each year for use in the performance evaluation process. The Compensation Committee has the discretion to modify any recommended grant sizes and performance targets and, within the confines of the annual and long-term incentive compensation plans, the payouts to our executive officers.
The Role of the CEO. The CEO annually reviews the performance of, and makes recommendations regarding, each of our NEOs (other than himself) to the Compensation Committee. The conclusions reached and recommendations based upon these reviews, including with respect to salary adjustment and annual and long-term incentive compensation plan target and actual payout amounts and performance metrics, are presented to the Compensation Committee.
The Role of the Independent Consultant. The Compensation Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the Compensation Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically runs a request for proposal process to ensure the independent compensation consultant is meeting its needs. For 2020, the Compensation Committee continued its engagement with Pearl Meyer & Partners, LLC (“Pearl Meyer”) as the independent compensation consultant for matters related to executive compensation.
The following services were provided by Pearl Meyer in 2020:
•	Review and recommendation regarding the peer group for use in 2020 executive compensation determinations
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Proposal 2 Advisory Vote To Approve Executive Compensation
•	Annual competitive market assessment and recommendations for 2020 compensation decisions
•	Review, design and recommendations for the 2020 annual and long-term incentive plans
•	Other ad-hoc requests related to executive compensation market practices
The Compensation Committee also reviews indirect compensation (non-qualified retirement plan and other benefits and change in control agreements) on a three-year cycle, or more frequently, if warranted, based on market conditions and the recommendation of the independent benefits consultant. The next review is scheduled for 2021.
The Compensation Committee reviewed its engagement with Pearl Meyer, including based on the factors set forth in the corporate governance standards of the New York Stock Exchange, and determined that there are no conflicts of interest between these firms and the Compensation Committee.
The Role of Market References/Benchmarking in Setting Compensation
2020 Compensation Peer Group. Along with reviewing the executive compensation program, the Compensation Committee reviews and determines the appropriate peer group companies for benchmarking purposes. Consistent with the goal of providing competitive compensation, the executive compensation programs are compared to those programs in place at identified peer companies. For the purposes of setting 2020 compensation levels, the Compensation Committee, in consultation with its independent consultant, Pearl Meyer, selected a peer group that was comprised of 12 similarly sized gas and other utility companies with comparable revenue and market capitalization. The peer group consists of the following companies:
Atmos Energy Corp.	Avista Corp.	Black Hills Corporation
National Fuel Gas Co.	New Jersey Resources Corp.	Northwest Natural Gas Co.
NorthWestern Corp.	ONE Gas, Inc.	PNM Resources, Inc.
Portland General Electric Co.	Southwest Gas Corp.	Spire, Inc.
This peer group was consistent with the peer group used in 2019, except that Vectren Corp. and WGL Holdings, Inc. were removed since they were both acquired (Vectren was acquired by CenterPoint Energy on February 1, 2019 and WGL Holdings was acquired by AltaGas Ltd. on July 6, 2018).
The Company used the above peer group for purposes of benchmarking salary, AIP, LTI, total direct compensation (salary plus AIP and LTI opportunities) and executive benefits.
The Compensation Committee believes that the peer group data and industry compensation studies give the Compensation Committee an independent view of the market “value” of each position on a comparative basis. While the Company does not target any particular percentile at which to align pay, the Compensation Committee uses the peer group median as a reference point when assessing compensation levels. Actual levels of pay depend on a variety of factors such as experience and individual and Company performance.
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Compensation Discussion & Analysis
2020 EXECUTIVE COMPENSATION PROGRAM ELEMENTS
Base Salary
The Compensation Committee determines base salaries for the NEOs each year accounting for multiple factors, including breadth, scope and complexity of the role, internal equity, succession planning and retention objectives, market positioning and budget. The Compensation Committee also considers the analyses provided by our independent compensation consultant.
Aside from base salary increases due to material changes to roles and/or responsibilities, the Compensation Committee determined that there would be no annual base salary increases for any of the NEOs for 2020, as summarized in the table below.
NEO	Annual Base Salary at FYE 2019	Annual Base Salary at FYE 2020	Percent Increase (Approximate)
Michael J. Renna	$765,000	$765,000	0%
Steven R. Cocchi(1)	$312,000	$375,000	20.2%
David Robbins Jr.(2)	$392,700	$424,000	8.0%
Melissa J. Orsen	$355,000	$355,000	0%
Kathleen D. Larkin(3)	n/a	$315,000	n/a
Cielo Hernandez(4)	$390,000	$390,000	n/a
(1)
Mr. Cocchi was appointed Senior Vice President and CFO effective September 1, 2020. In conjunction with his promotion and new responsibilities, and to better align his salary with the market his base salary was increased by 20.2%.

(2)
With Mr. Cocchi’s appointment to CFO, the CEO decided not to backfill Mr. Cocchi’s role as Chief Strategy and Development Officer. The majority of Mr. Cocchi’s former functions were assumed by Mr. Robbins. In addition to Mr. Robbins serving as head of SJI Utilities, Mr. Robbins has additional corporate responsibilities related to leading the enterprise project management office, business innovation, energy efficiency and sustainability, rates and regulatory, and safety and quality assurance. In conjunction with the substantial increase of accountability, Mr. Robbins received an 8% increase in base salary effective October 22, 2020.

(3)	Ms. Larkin’s annual salary as Senior Vice President and Chief Human Resources Officer was set at $315,000 when she was hired on May 11, 2020 and pro-rated for the year.
(4)	Ms. Hernandez’s 2020 salary was pro-rated to reflect her departure from the Company effective October 30, 2020.
Annual Incentives
Target Opportunities. Target annual incentive opportunities under the AIP are expressed as a percentage of base salary and are established based on the NEO’s level of responsibility and ability to impact the Company’s overall results. The Compensation Committee also considers market data in setting target award amounts. Actual AIP awards can range from 0% to 150% of each NEO’s target AIP opportunity (subject to a threshold of 50%) based on the achievement of the performance criteria discussed below. The 2020 target AIP award opportunities are set forth below:
	2020 Target AIP Award
NEO	% of Salary	$ Value
Michael J. Renna	100%	$765,000
Steven R. Cocchi	70%	$262,500
David Robbins Jr.	70%	$296,800
Melissa J. Orsen	60%	$213,000
Kathleen D. Larkin(1)	60%	$189,000
Cielo Hernandez(2)	60%	$234,000
(1)	Ms. Larkin’s AIP actual award was prorated based on her hire date of May 11, 2020.
(2)	Upon her departure from the Company effective October 30, 2020, Ms. Hernandez received a cash payment equal to 7/12ths of her target annual cash bonus.
2020 Annual Incentive Plan Design. The AIP is a formulaic program that considers quantitative goals set at the beginning of the year, along with individual performance, to determine the final payout. The design works as follows:
•	Awards for all NEOs are based on the achievement of financial and stakeholder metrics outlined in a pre-determined Corporate Scorecard with no variations in weightings among the NEOs.
•
The Committee has the discretion to modify award payouts downward or upward to differentiate and reward NEOs, based on the accomplishment of specific individual performance goals that are directly linked to SJI’s business strategy and reinforces SJI’s commitment to sustainability.

•
Payouts are capped at 100% if SJI’s one-year relative TSR does not achieve threshold performance (25th percentile) vs. peers, even if SJI outperforms financial, stakeholder and individual performance targets.

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Compensation Discussion & Analysis
•	Actual individual AIP payouts can range between 0% and 150% of target.

2020 Corporate Scorecard. The AIP is structured to reflect specific and measurable Company goals, approved by the Compensation Committee at the beginning of the year, including key objectives in financial, customer, safety and strategy. We believe that the performance metrics included in the AIP drive annual performance and aligns with the Company’s focus on continued long-term value creation. The Compensation Committee uses the same Corporate Scorecard for all NEOs to promote an enterprise-wide focus and simplify our program. The Corporate Scorecard is based on the following metrics:
Primary Measure	Primary Weighting	Key Metrics
Financial*	70%	Economic Earnings (60%)
		ROIC (10%)
Stakeholder	30%	Customer (10%)
		Safety (10%)
		Strategy (10%)
*	The economic earnings and ROIC goals and payout scales are set at the beginning of the fiscal year, based on expected levels of performance for that coming year.
Why Economic Earnings?
✔	It is tracked and well understood by investors, rating agencies and equity analysts in their valuations of our business
✔	It reinforces our objectives for sustained long-term performance and shareholder value creation
✔	It provides our management team with clear line of sight to long-term financial results and allows us to effectively manage our business
Why ROIC?
✔	It gauges how effectively we use shareholder capital in our capital-intensive industry and manage investments to generate an adequate return
✔	It drives long-term shareholder value and is closely correlated with equity valuations
✔	It ensures we generate a return above the cost of the capital and risk-adjusted hurdle rates and prevents over-investment in low-return or high-risk projects
Definition of Economic Earnings. We employ a hedging strategy related to our non-regulated lines of business including gas storage and gas transportation derivative trading. Economic earnings exclude the mark to market valuation of the derivative side of our gas storage and gas transportation hedging activities. Only considering the change in market value of the derivative and not the physical gas can lead to large variations on our actual earnings between periods. Economic earnings also exclude the impact of transactions, contractual arrangements or other events where management believes period to period comparison of SJI’s operations could be difficult or potentially confusing. Examples of amounts excluded are the impact of noncontrolling interest; impairment charges; the impact of pricing disputes with third parties; costs to acquire ETG and ELK; costs incurred and gains recognized on the acquisitions of Annandale (fuel cell projects) and EnerConnex; costs to prepare to exit the transaction service agreement (TSA); costs incurred and gains/losses recognized on sales of solar, MTF/ACB, ELK and SJE's retail gas business; costs incurred to cease operations at three landfill gas-to-energy production facilities; customer credits related to the acquisition of ETG and ELK; ERIP costs; severance and other employee separation costs; and additional tax adjustments including a state deferred valuation allowance and a one-time tax expense resulting from SJG's Stipulation of Settlement with the BPU.
Definition of ROIC. ROIC is a performance ratio that measures the percentage return that the Company earns on invested capital. ROIC= (Economic Earnings + after tax interest expense) / (Equity + Debt)
Non-GAAP Financial Measures. Economic earnings and ROIC are non-GAAP financial measures. Local Distribution with significant wholesale marketing businesses, such as SJI, typically use non-GAAP financial measures because such measures eliminate unrealized gains and losses from our derivative and storage activities, as well as certain transactions that could make period-to-period comparisons confusing. We believe that economic earnings and ROIC provide investors with a clear picture of operating performance and profitability and that such non-GAAP measures are both commonly used and widely accepted by institutional investors, rating agencies and equity analysts. A schedule reconciling economic earnings (from which ROIC is subsequently derived) to GAAP earnings is available in Annex A.
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Compensation Discussion & Analysis
		Metrics
	Weight	Below Threshold	Threshold	Target	Stretch	Actual Results (1)
Payout as % of Target		0%	50%	100%	150%
CORPORATE SCORECARD
Quantitative Goals
FINANCIAL	70%
Economic Earnings (in millions)	60%	<$130.7	$130.7	$145.2	$159.7	$163.0
Return on Invested Capital (ROIC)(2)	10%	<4.1%	4.1%	4.3%	>4.5%	4.8%
STAKEHOLDER	30%
Customer	10%
Gross Additions (SJG & ETG)		<12,524	12,524	13,720	≥14,000	11,045
Customer Satisfaction: Achieve top tier ranking as measured by JD Power CSI combined average score for SJG & ETG		<743	743	753	≥763	759
Miles of BS/CI replaced		<175	175	185	≥195	210
Safety	10%
Days Away, Restrictions & Transfers (DART) Injury Rate combined total SJG & ETG		>11	11	9	≤7	6
PMVA's - combined total SJG & ETG		>24	24	19	≤16	7
Leak Response - combined total SJG & ETG		<97%	97%	98%	99%	99%
Qualitative Goals
Strategy (see “Strategic Factors” below)	10%

For 2020, the Compensation Committee determined to use a consistent framework of pre-determined qualitative strategic factors linked to specific objectives to measure leadership team performance. None of the objectives are dispositive or individually weighted. Actual results for qualitative goals are determined based on the following rating scale: Partially Meets (50%), Meets (100%), Meets & Exceeds (125%) or Exceeds (150%).

ACTUAL RESULTS
STRATEGIC FACTORS	KEY ACHIEVEMENTS					RATING
Improve ROE(3)	• Achieved 8.8% ROE vs. Goal of 7.3% by effective expense management, optimization of financing strategy, and higher margin due to increased customer usage					Exceeds
Launch Comprehensive Response to NJ EMP	• Completed 9.1MW of solar and fuel cell investments
	• Completed minority equity investment in REV LNG and acquired RNG development rights in support of decarbonization

• SJG & ETG filed requests with the NJBPU to expand their energy efficiency programs for three years, including investments of approximately $167M for SJG and approximately $100M for ETG, along with a CIP for ETG
						Exceeds

• SJG filed a petition with the NJBPU for an accelerated infrastructure investment program to replace 825 miles of vintage mains and installation of
 43,500 excess flow valves on new service lines. The proposed budget is
 $742.5 million over a five-year term

Accomplish Regulatory Initiative Milestones
• Successful resolution of SJG base rate case including an increase in annual revenues from base rates of $39.5 million, a return on equity of 9.6% and a
 54% common equity component effective October 1, 2020

• Positive recovery of Infrastructure modernization investments including an increase in rates effective October 1, 2020 to reflect all ETG and SJG accelerated infrastructure program projects in service through June 30, 2020
						Meets & Exceeds
Promote Culture of Innovation and Operational Excellence	• ETG #1 ranking for 6th consecutive year in JD Power Customer Satisfaction survey (SJG 4th in Same Peer Group)
	• Launched Enterprise wide Innovation program including digital platform
	• Successfully aligned operating results at utilities leveraging business intelligence technology					Meets & Exceeds
	• Executed MOU with Atlantic Shores Offshore Wind for pilot of hydrogen blending into natural gas infrastructure
Improve key financial metrics and liquidity	• Improved FFO/Debt and liquidity via proactive capital markets activity
	• Strengthened balance sheet via refinancing, asset sales and capital markets activity					Meets
Corporate Scorecard Achievement (as % of Target)						142%
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Compensation Discussion & Analysis
*For 2020, SJI’s one-year relative TSR fell below the 25th percentile of Peers. As a result, although Corporate Scorecard performance was calculated at 142% of target, the payout as a percentage of target was capped at 100%.
(1)	Actual results are determined based on straight line interpolation between threshold and maximum (50% to 150%).
(2)
Return on Invested Capital (ROIC) is economic earnings from continuing operations excluding the after-tax cost of financing, divided by total capitalization including equity, short-term and long-term debt.

(3)	ETG Return on Equity (ROE) is GAAP net income divided by 13 months average equity reduced by Goodwill. The ROE goal and actual results are specific to ETG performance.
Individual Performance. In addition to being evaluated against the 2020 Corporate Scorecard described above, NEOs may earn a portion of their AIP award based on individual performance. Individual goals are directly linked to our business strategy and reinforce our commitment to sustainability. Each NEO had his or her own individual objectives tied to overall objectives in four key categories: Growth, Operational Excellence, Culture, and Foundation. Under the AIP, the Compensation Committee may, in its own discretion, decide to adjust payouts by +/-25% based on individual performance against the goals in these four categories.
Category	Weight
Growth: Lead a dynamic and market responsive organization committed to unlocking the full potential of innovation and technology to deliver sustained growth	25%
Operational Excellence: Fuel growth through best in class operations. Maintain a relentless focus on efficiency and productivity to minimize the impact on customer bills and our balance sheet	25%
Culture: Unlock our full potential through a “Can Do” culture empowered by agility, engagement and tenacity	25%
Foundation: Deliver on our purpose and core mission; The safe, reliable, affordable delivery of clean energy	25%
Individual objectives for each NEO were developed and approved by the Compensation Committee at or close to the beginning of 2020. Specific objectives were based on their roles, responsibilities and area of operation. At the end of the year, although SJI’s one-year relative TSR fell below the 25th percentile and it was determined that actual award payouts as a percentage of target would be capped at 100%, the NEOs were still evaluated individually and relative to their specific objectives in order to provide specific performance feedback to support ongoing good governance and to align with our performance management process.
Below is a summary of each NEO’s, individual performance achievements for 2020, with the individual rating for each NEO disclosed in the table under “Calculation of Payouts.”
NEO	Summary of Key Individual Achievements
Michael J. Renna President and CEO	•	Led organization through unprecedented industry change and the challenges of COVID-19. SJI far outperformed key strategic goals including:
• Financial — exceeded guidance and consensus EPS targets
• Safety — achieved top quartile safety performance in both SJG and ETG
•
Operational — improved utility service levels, achieved Top JD Power rating at ETG for 6th consecutive year; modernized distribution system, replacing 201 miles of aged bare steel and cast-iron infrastructure

• Regulatory — successfully settled South Jersey Gas rate case; filed expanded Energy Efficiency programs at both SJG and ETG; filed expanded Infrastructure Replacement Program at SJG
•
Launched strategic repositioning of SJI. Through our Collective Ambition, we demonstrated alignment with State and regional clean energy goals while laying the foundation for decarbonization through fuel cell investment and opportunities through investment at REV LNG

Steven R. Cocchi Senior Vice President and CFO	•	Led key strategic decarbonization initiatives with formation of Catamaran Renewables and investments in Renewable Natural Gas
•
Established corporate structures to improve processes (Enterprise Project Management Office) and pursue decarbonization strategies (Clean Energy & Sustainability and Innovation and Business Improvement groups)

	•	Achieved key financial goals with positive regulatory outcomes and strategic clean energy investments
David Robbins Jr. Senior Vice President and President SJI Utilities, Inc.	•	Improved utility safety performance to industry top quartile
	•	Improved the customer experience through technology advancements and process enhancements
	•	Drove operational efficiencies via a best of best collaborative approach to SJG and ETG operations
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Compensation Discussion & Analysis
NEO	Summary of Key Individual Achievements
Melissa J. Orsen Senior Vice President, SJI and President and Chief Operations Officer, SJG	•	Improved overall customer experience through technology/process enhancements and employee engagement
	•	Continued driving operational efficiency and safe operations during pandemic posture
	•	Positioned SJG to more readily adapt to the Energy Master Plan
Kathleen D. Larkin Senior Vice President and Chief Human Resources Officer	•	Strengthened employee engagement, communications, inclusion, and wellness efforts in response to pandemic and civic unrest resulting in improved engagement results
	•	Facilitated creation and launch of Collective Ambition, resulting in a unifying focus on SJI’s strategic direction as a clean energy company
	•	Led realignment of HR organization to strengthen service delivery model and support business strategy
Relative TSR Modifier to 2020 Corporate Scorecard. For 2020, SJI’s one-year relative TSR fell below the 25th percentile of peers. As a result, although Corporate Scorecard performance was calculated at 142% of target, plus individual adjustments, the payout as a percentage of target was capped at 100%.
Calculation of Payouts. The following table summarizes the actual AIP earned by each NEO for the 2020 performance year based on the achievement of goals detailed above. Although we outperformed on our financial and stakeholder targets and our NEOs outperformed on individual performance targets under the AIP, the Company’s one-year relative TSR did not achieve threshold performance (25th percentile) versus its peers. As a result, actual AIP award payouts as a percentage of target were capped at 100%.
			Performance Achievement and Award Outcomes Before Application of TSR Modifier						Actual Award Payouts After Application of TSR Modifier
NEO	Target AIP Award	X	Corporate Scorecard	X	Individual Modifier (+/-25% of Target)	=	Award Payout (as % of Target)	Award Payout ($)	Award Payout (as a % of Target)	Award Payout ($)
Michael J. Renna	$765,000		142%		125%		Actual individual AIP payouts cannot exceed 150% of target.	$1,147,500	100%	$765,000
Steven R. Cocchi	$262,500		142%		125%			$393,750	100%	$262,500
David Robbins Jr.	$296,800		142%		125%			$445,200	100%	$296,800
Melissa J. Orsen	$213,000		142%		115%			$319,500	100%	$213,000
Kathleen D. Larkin (1)	$121,357		142%		110%			$182,036	100%	$121,357
Cielo Hernandez (2)	$234,000		n/a		n/a		n/a	n/a	n/a	$136,500
(1)	Ms. Larkin’s target AIP award of $189,000 and actual payout were prorated based on her hire date of May 11, 2020.
(2)	Upon her departure from the Company effective October 30, 2020, Ms. Hernandez received a cash payment equal to 7/12ths of her target annual cash bonus.
Long-Term Incentive (“LTI”) Opportunities
Awards Granted in 2020. Equity compensation directly aligns the interests of the NEOs with those of our shareholders. In 2020, the Company granted long-term equity incentives as follows:
Type of Equity Award	Weight	Description
Performance-vested Restricted Stock Units (“PRSUs”)	70%	50% vest based on 3-year relative TSR (vs. peers); 50% vest based on 3-year Economic Earnings Per Share (“EPS”) growth Promotes continued focus on both short- and long-term performance.
Time-vested Restricted Stock Units (“TRSUs”)	30%	Vest ratably (1/3rd) over three years; TRSUs support the Company’s leadership retention objectives and foster a culture of ownership
Fiscal 2020 LTI Award Opportunities. Target long-term equity incentive awards are expressed as a total dollar value based on a percentage of the NEO’s base salary and are established based on the NEO’s level of responsibility and ability to impact the Company’s overall results. The Compensation Committee also considers market data in setting target award. For awards granted in 2020, the specified percentage of each NEO’s base salary used for purposes of determining the amount of long-term equity incentive awards granted and the corresponding dollar values are shown in the table below. Details with respect to the number of shares, stock prices on
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Compensation Discussion & Analysis
the date of grant and grant date values for the NEOs’ 2020 LTI grants are provided in the “Grants of Plan-Based Awards and Outstanding Equity Awards” tables.
NEO	2020 Target LTI Awards ($ Value)
	% of Salary	PRSUs	TRSUs	Total
Michael J. Renna	225%	$1,204,875	$516,375	$1,721,250
Steven R. Cocchi(1)	85%	$185,640	$79,560	$265,200
David Robbins Jr.(2)	125%	$343,613	$147,262	$490,875
Melissa J. Orsen	85%	$211,225	$90,525	$301,750
Kathleen D. Larkin(3)	85%	$187,425	80,325	$267,750
Cielo Hernandez(4)	100%	$273,000	$117,000	$390,000
(1)	Mr. Cocchi’s LTI award of $265,200 is 85% of his 2020 base salary of $312, 000 based on his prior role as SVP, Chief Strategy & Development Officer.
(2)	Mr. Robbins’ LTI award of $490,875 is 125% of his 2020 base salary of $392,700 based on his role prior to SJI increasing his responsibilities. See “Base Salary” disclosure on page 41.
(3)
Ms. Larkin’s fiscal 2020 LTI award was prorated based on her hire date of May 11, 2020. In addition, consistent with market practices and to ensure that we could hire Ms. Larkin and to make up for equity being forfeited from her prior employer, the Compensation Committee approved a one-time, new hire inducement equity award valued at $240,000 that pays out over a three-year vesting period. The grant is comprised of 50% PRSUs and 50% TRSUs, which are not included in the table above.

(4)
In connection with her departure on October 30, 2020, Ms. Hernandez forfeited all PRSUs under the 2020 LTI equity grant. She received prorated shares of TRSUs in the amount of 83.3% of the 1st tranche based on termination date of October 30, 2020 and forfeited the 2nd and 3rd tranches of the TRSU equity grant.

A Closer Look at 2020 PRSUs. PRSU awards are earned based on the achievement of certain financial performance measures earned upon the completion of a three-year performance period, with vesting occurring once at the end of the three-year period. These measures are determined at the beginning of the three-year period and are as follows:
•	50% based on the Company’s 3-year relative TSR (vs. peer group performance)
•	50% based on 3-year EPS growth
Relative TSR directly ties to shareholder return, and EPS growth is a financial measure that links awards to longer-term operating performance and financial goals. The relative TSR goals are set at levels consistent with market practice for similar relative TSR based long-term performance awards and reflect rigorous performance hurdles. The EPS growth goals are set at levels consistent with our long-term financial plan and guidance. For the 2020 awards, the EPS growth is measured based on SJI’s economic earnings per average diluted shares outstanding. For a discussion of economic earnings, see “2020 Executive Compensation Program Elements—Annual Incentives— 2020 Corporate Scorecard.”
The PRSU goals and payout scales are set at the beginning of the three-year performance period. The Compensation
Committee has developed a schedule to determine the actual amount of the LTI awards earned, evaluated for each measure separately, as shown below. Specific performance and the resulting payout are interpolated on a straight-line basis between the levels indicated below. PRSUs can be earned from 50% of target shares granted if threshold performance is met and up to 200% of target shares granted if maximum performance is met. If the Company does not achieve the threshold for 3-year relative TSR, there will be no payout on the relative TSR portion of the award, and the payout (as a percentage of target) will be based on EPS performance results and capped at 50% of target, even if EPS performance is in excess of a 50% payout under the EPS performance metric. In addition, to better align the design of the LTI plan with market practices and shareholder expectations, starting with 2020 grants, the Compensation Committee: (i) changed the 3-year relative TSR threshold performance level from the 35th percentile to the 25th percentile; and (ii) lowered the potential award payout for the relative TSR portion at threshold to 40% from 50% of target for TSR portion, which is slightly below the peer average. Provided below are the pay-and-performance scales for the 2020 PRSU awards:
Performance Measure	<Threshold	Threshold	Target	Stretch	Maximum
3-Year TSR Ranking v. Peers	<25th percentile	25th percentile	50th percentile	80th percentile	99th percentile
TSR Metric – Payout as a % of Target	0%	40%	100%	150%	200%
3-Year EPS Growth	<5.5%	5.5%	8%	9%	10%
EPS Metric Payout as a % of Target	0%	50%	100%	150%	200%
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Compensation Discussion & Analysis
Payouts on 2018 PRSU Awards. The LTI goals and payout scales are set prior to the applicable three-year performance cycle. For the LTI performance cycle ended in fiscal 2020, goals were set prior to the beginning of fiscal 2018 and were based 50% on three-year TSR vs. the peer group and 50% on 3-year economic earnings growth. The goals, payout scales and actual results for the 2018-2020 PRSU awards were as follows:
Performance Measure	<Threshold	Threshold	Target	Stretch	Maximum
3-Year TSR Ranking v. Peers	<35th percentile	35th percentile	50th percentile	80th percentile	99th percentile
3-Year Economic Earnings Growth	<3%	3%	9%	12%	15%
Payout as a % of Target	0%	50%	100%	150%	200%
For the 2018-2020 performance period, the Company fell below the 35th percentile with respect to 3-year relative TSR metric, resulting in a 0% payout on that portion of the award. Results for 3-year economic earnings growth were 18.4%, resulting in a 200% payout. The total weighted payout was 100% of target for all of the NEOs except for Mr. Renna.
To further demonstrate the Company’s commitment to strengthening shareholder alignment, and consistent with the new plan design approach implemented for LTI awards starting with grants made in 2020, Mr. Renna’s 2018-2020 PRSU payout (as a percentage of target) was based on Economic Earnings CAGR performance results and capped at 50%. Based on performance for the 2018-2020 cycle, this change lowered the value of Mr. Renna’s earned award by $462,009.
The NEOs who were granted PRSUs in 2018 received actual vested shares as outlined below. Ms. Larkin and Ms. Hernandez were not with the Company in 2018 and did not receive a 2018 PRSU award. We believe that these payouts reflect our disciplined approach to executive compensation and balanced pay-for-performance philosophy and the demanding nature of the performance metrics thoughtfully set by our Committee.
NEO	Shares Granted at Target (#)	Actual Shares Vested (#)(1)
Michael J. Renna	37,824	21,439
Steven R. Cocchi	5,239	5,939
David Robbins Jr.	8,630	9,783
Melissa Orsen	5,525	6,263
(1)	Amount includes accumulated dividend equivalent shares.
Other Executive Compensation Practices and Policies
Stock Ownership Guidelines
The Company has stock ownership guidelines in place for NEOs to reinforce alignment with shareholders. CEO stock ownership guideline is five (5) times the CEO’s annual base salary. All other NEOs are required to own shares of Company common stock with a market value equal to a minimum of two (2) times their annual base salary. All the NEOs are required to retain at least 50 percent of vested and/or earned shares, net of taxes, until their stock ownership guideline has been met. As of December 31, 2020, Mr. Robbins has met his ownership guidelines. Mr. Renna, Mr. Cocchi and Ms. Orsen continue to accumulate shares and are on track to meet their guidelines in 2022, 2025 and 2026 respectively. Ms. Larkin was recently hired and continues to accumulate shares to meet her guidelines.
Claw-back Policy
The Company has a claw-back policy that applies to all annual incentive awards and long-term equity awards held by officers including our NEOs. The policy allows for the recoupment of incentive compensation in the event of a material negative financial restatement due to fraud, negligence, or intentional misconduct. The policy also allows for recoupment of incentives in the event of a material violation of the Company’s Code of Ethics or any other material Company policy.
Anti-Hedging, and Anti-Pledging Policy
The Company has anti-hedging and anti-pledging policies that prohibit all employees and directors from engaging without exception in any hedging, pledging or other monetization transactions with respect to the Company’s securities.
Risk Assessment
The Compensation Committee reviews its compensation programs in order to help mitigate the effects of excessive risk-taking. Through a combination of incentive compensation that has a short and long-term focus, the Company tries to establish an appropriate balance between achieving short-term and long-term goals. In addition, the Compensation Committee utilizes multiple metrics to help ensure that there is not undue focus on any particular financial result to the detriment of other aspects of the business. Payout schedules related to the metrics are measured after the completion of the appropriate time horizon to help ensure a full assessment of the metric. Finally, in formulating and reviewing the executive compensation policies, the Compensation Committee considers whether the policy’s design encourages excessive risk-taking and attaches specific measurable objectives to the
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Compensation Discussion & Analysis
extent possible. During 2020, the Company, consisting of a team from the Human Resources and Risk Management departments, conducted a comprehensive assessment of the compensation programs administered by the Company and each of its subsidiaries. These evaluations focused on potential risks inherent in the compensation programs.
Having reviewed the extensive risk assessment conducted by the Company, the Compensation Committee determined that the compensation programs are not reasonably likely to have a material adverse effect upon the Company and do not encourage unnecessary or excessive risk.
Retirement, Health and Welfare, and Other Benefits
Each of the NEOs is eligible for other employee benefit plans generally available to all employees (e.g., qualified pension plan, deferred compensation plan, major medical and health insurance, disability insurance, 401(k) Plan) on the same terms as all other employees. NEOs and certain other employees may also be eligible for the following:
Non-Qualified Supplemental Retirement Plan, or SERP. Employees who became officers prior to April 30, 2016 are covered by the SERP upon attaining age 50. Compensation under the SERP is considered as base salary plus annual incentives. See Executive Compensation Tables-Pension Benefits Table for further detail. In 2016, the SERP was closed to new participants, and beginning in 2020, no NEO may receive additional credits under the SERP.
Non-Qualified Defined Contribution Retirement Plan (the “DCRP”). Beginning May 1, 2016, newly appointed Officers may participate in the DCRP. Each year, officers in the DCRP may receive an “Employer Credit” which is a company contribution that is a percentage of annual cash compensation ranging from 8%-12% of annual cash compensation (base salary and AIP payout) based on the individual’s age. DCRP account balances are not vested until age 50. Plan participants that terminate (voluntarily or involuntarily) prior to age 50 forfeit their entire account balance.
Supplemental Saving Plan Contributions. The Internal Revenue Code limits the contributions that may be made by, or on behalf of, an individual under defined contribution plans such as the Company’s 401(k) Plan. Eligible employees are paid the amount of Company contributions that may not be made because of this limitation. Amounts paid pursuant to this policy are included in the All Other Compensation Table that serves as a supplement to the 2020 Summary Compensation Table.
Disability Insurance. Effective January 1, 2020, all employees, including the NEOs, are eligible for short-term disability benefits equal to 60% of base salary. Long-term disability (LTD) begins upon the expiration of temporary disability benefits and is generally paid at a rate of 60% of the NEO’s base salary up to a monthly maximum benefit of $10,000. Due to limitations in the group LTD benefits, in 2017, a supplemental LTD plan was implemented to cover up to 60% of salary and cash bonus up to a monthly maximum benefit of $25,000.
Life Insurance. Officers, including the NEOs, are provided with both life insurance and 24-Hour Accident Protection coverage. The insurance premiums for these benefits are paid by the Company and the NEO is responsible for resultant federal, state or local income taxes. Amounts paid pursuant to this policy are included in the All Other Compensation Table that serves as a supplement to the 2020 Summary Compensation Table.
Other Benefits and Perquisites. We offer limited perquisites and other personal benefits to our NEOs at competitive levels with those provided by our Peer Group companies, as well as the larger group of companies within the general industry that are similar in overall size and relative performance. We believe the other benefits we provided to our NEOs were necessary to help us attract and retain our senior executive team and the values of these benefits were reasonable, competitive, and consistent with the overall executive compensation program. For more information on the perquisites and certain other benefits provided to the NEOs in 2020, see the All Other Compensation Table that serves as a supplement to the 2020 Summary Compensation Table.
Severance/Change in Control Agreements
SJI has not entered into separate employment agreements with any employee, including any of the NEOs. Instead, the Company has an Officer Severance Plan to provide certain benefits to Company Officers, including the NEOs, upon an involuntary termination without cause by the Company or resignation for good reason by the NEO, absent a change in control. The Company has also adopted separate Change in Control (“CIC”) agreements which provide the Company’s executive officers, including the NEOs, with certain severance benefits upon a qualifying termination following a change in control. Effective January 1, 2019, CIC agreements are in effect for three years with successive one-year extensions until the Board affirmatively decides not to renew the agreement. Further details regarding the severance and change in control benefits are provided under the “Executive
Compensation Tables-Change in Control Agreements and Other Potential Post-Employment Payments” section.
Equity award agreements provide for “double trigger” vesting upon a change in control. For termination upon a change in control, TRSUs vest in full and PRSUs will be prorated and paid out based on target. In the absence of a change in control, pursuant to the 2015 Omnibus Equity Compensation Plan, in the event of a termination by the Company without Cause, or if the employee terminates employment for Good Reason, unvested TRSUs vest on a prorated basis and unvested PRSUs are forfeited. See the “Executive Compensation Tables- Change in Control Agreements and Other Potential Post-Employment Payments” for further details.
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Compensation Discussion & Analysis
Compensation Committee Report
We have reviewed the Compensation Discussion and Analysis with management. Based on our review and discussion, we recommended to the Board of Directors that the
Compensation Discussion and Analysis be included in the Company’s Proxy Statement, Form 10-K and Annual Report for the year ended December 31, 2020.
COMPENSATION COMMITTEE
Frank Sims, Chair
Keith S. Campbell
Sunita Holzer
Joseph M. Rigby
South Jersey Industries, Inc. | 2021 Proxy Statement |	49

Executive Compensation Tables
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Compensation Earnings ($) (3)	All Other Compensation (4)	Totals ($)	Totals Without Change in Pension Value and Nonqualified Compensation Earnings ($) (5)
Michael J. Renna President and Chief Executive Officer	2020	794,423	—	1,737,843	765,000	2,880,000	51,754	6,229,020	3,349,020
	2019	764,365	—	1,745,743	817,594	2,966,000	53,261	6,346,963	3,380,963
	2018	748,077	—	1,684,078	937,500	1,261,000	33,939	4,664,594	3,403,594
Steven R. Cocchi Senior Vice President and Chief Financial Officer	2020	344,354	—	267,720	262,500	—	22,693	897,268	897,267
David Robbins, Jr. Senior Vice President and President of SJI Utilities	2020	413,462	—	495,590	296,800	1,278,000	38,022	2,521,87	1,243,874
	2019	392,374	—	497,839	334,679	1,722,000	26,824	2,973,716	1,251,716
	2018	383,269	—	434,262	336,875	921,000	18,917	2,094,323	1,173,323
Melissa J. Orsen Senior Vice President SJI and President and Chief Operations Officer South Jersey Gas	2020	368,654	—	304,636	213,000	—	87,838	974,128	974.128
	2019	352,250	—	306,001	237,495	—	76,958	972,704	972,704
	2018	277,731	—	246,002	261,000	—	11,703	796,436	796,436
Kathleen D. Larkin Senior Vice President and Chief Human Resources Officer	2020	199,904	—	412,961	121,357	—	43,456	777,678	777,678
Cielo Hernandez Former Senior Vice President & Chief Financial Officer	2020	345,000	—	393,725(6)	—	—	570,526	1,309,251	1,309,251
	2019	360,000	75,000	494,570	258,570	—	60,440	1,248,580	1,248,580
(1)
Represents the full grant date fair value of awards in connection with the grants of performance-vested restricted stock units (PRSUs) and time-vested restricted stock units (TRSUs), calculated in accordance with FASB ASC Topic 718. See footnote 2 to the financial statements in Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 for additional information, including valuation assumptions used in calculating the fair value of the award. In accordance with SEC rules, the value of the 2020 PRSU awards on the grant date at the maximum performance payout level, calculated by multiplying the maximum number of shares by the closing stock price of the Company’s common stock on the grant date are as follows: Mr. Renna $2,422,220; Mr. Cocchi $373,165; Mr. Robbins $690,760; Ms. Orsen $424,603, Ms. Larkin $367,575 (includes annual award and inducement grant), Ms. Hernandez $548,789. For further information concerning the grant of awards made to the Named Executive Officers during the year ended December 31, 2020 please see the “2020 Grant of Plan Based Awards” table below.

(2)
This amount represents the aggregate annual incentive awards paid out to each Named Executive with respect to 2018, 2019 and 2020 performance under the Company’s Annual Incentive Plan. Ms. Larkin’s amount represents a pro-rated non-equity incentive plan award based on her hire date of May 11, 2020.

(3)
Amounts in this column represent the aggregate change in the actuarial present value of each NEO’s accumulated benefit in the SERP and Retirement Plan for Employees of South Jersey Industries, Inc. The SERP covers officers of South Jersey Industries who became officers prior to April 30, 2016 and are eligible to participate once they have attained age 50. Only Mr. Renna and Mr. Robbins are currently eligible to participate in the SERP since they joined the Company prior to April 30, 2016 and have attained age 50. Mr. Renna’s pension value increased by $2,880,000 during 2020. $2,109,000 of this increase was due to changes in assumptions, including but not limited to the decrease in discount rate from 3.49% to 2.73%, and the remaining $771,000 increase was due to the increase in his accrued benefit attributable to the additional year of service and updated pay under the SERP plan formula. Therefore, the majority of the total increase in pension value during 2020 was caused by outside economic factors influencing the calculation of Mr. Renna’s benefit value under a final average earnings formula. Any increase or decrease in the pension value recorded on the table that is not attributable to an additional year of service should be ignored in considering pay for Mr. Renna during any year, including during 2020.

(4)
Includes employer contributions to the Company’s 401(k) Plan, payment for 401(k) contributions not permitted under Internal Revenue Code, the value of life insurance and other perquisites. The 2020 values for these items are listed in the “All Other Compensation Table” on page 51.

(5)
This column reflects the amount reported in the Totals column (required by the SEC) minus the value reported in the Change in Pension Value and Nonqualified Compensation Earnings column. We include this supplemental column because the value reported in the Change in Pension Value and Nonqualified Compensation Earnings column is dependent on a number of external variables, such as assumptions on life expectancy and interest rates, which are not reflective of Company performance and are outside of the Compensation Committee’s control. We believe that inclusion of these nuanced year-over-year changes in pension value is not representative of NEO pay over time, and a better representation of our ongoing compensation program is reflected in understanding total compensation without the impact of actuarial changes in pension values. This column is intended to supplement, and not be a substitute for, the amounts reported in the Totals column pursuant to SEC regulations.

(6)
In connection with her departure on October 30, 2020, Ms. Hernandez forfeited all PRSUs under the 2020 LTI equity grant. She received prorated shares of TRSUs in the amount of 83.3% of the 1st tranche and forfeited the 2nd and 3rd tranches of the TRSU equity grant. Thus, this column does not represent the equity value actually received by Ms. Hernandez. For the value of the prorated shares Ms. Hernandez received upon her departure, see the table under “Change in Control Agreements and Other Potential Post-Employment Payments.”

50	| South Jersey Industries, Inc. | 2021 Proxy Statement

Executive Compensation Tables
All Other Compensation
As of Fiscal Year End 2020
	Michael J. Renna	Steven R. Cocchi	David Robbins, Jr.	Melissa J. Orsen	Kathleen D. Larkin	Cielo Hernandez
401(k) Plan	$13,240	$9,600	$12,838	$10,923	—	$9,000
Supplemental Savings Plan Contributions	$25,471	$2,968	$6,423	$4,183	—	—
Defined Contribution Retirement Plan	—	—	—	$58,165	$38,551	—
Life Insurance	$4,242	$769	$4,025	$1,234	$1,727	$1,162
Severance(a)	—	—	—	—	—	$526,500
Perquisites(b)	$6,301	$9,356	$12,676	$9,788	$3,178	$32,914
Perquisites(c)	—	—	—	$2,000	—	—
Perquisites(d)	$2,500	—	$2,060	$1,545	—	$950
Total Value	$51,754	$22,693	$38,022	$87,838	$43,456	$570,526
(a)
Ms. Hernandez’s Severance includes the amounts payable to her pursuant to the terms of the Officer Severance Plan, as well as a cash payment of $136,500 equal to 7/12ths of her target annual cash bonus. Ms. Hernandez left the Company on October 30, 2020. For more information, see “Change in Control Agreements and Other Potential Post-Employment Payments.

(b)
The amounts of the perquisites reflect the value of the Company-provided automobile for each NEO. Ms. Hernandez’s amount includes the value of her company car at time of termination, in recognition of her contributions and efforts transitioning her responsibilities to her successor.

(c)	The amounts of the perquisites reflect the value of SJI Medical Waiver.
(d)	The amounts of the perquisites reflect the Financial Planning/Tax Preparation Reimbursement.
Grants of Plan-Based Awards
The following table sets forth certain information concerning the grant of awards made to the Named Executive Officers during the year ended December 31, 2020.
Grants of Plan-Based Awards - 2020
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts of Shares Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Renna	1/1/2020(5)	382,500	765,000	1,147,500	—	—	—	—	—
	6/15/2020(6)	—	—	—	24,040	48,079	96,158	—	1,218,803
	6/15/2020(7)	—	—	—	—	—	—	20,605	519,040
Steven R. Cocchi	1/1/2020(5)	131,250	262,500	393,750	—	—	—	—	—
	6/15/2020(6)	—	—	—	3,704	7,407	14,814	—	187,767
	6/15/2020(7)	—	—	—	—	—	—	3,174	79,953
David Robbins	1/1/2020(5)	148,400	296,800	445,200	—	—	—	—	—
	6/15/2020(6)	—	—	—	6,856	13,711	27,422	—	347,574
	6/15/2020(7)	—	—	—	—	—	—	5,876	148,016
Melissa Orsen	1/1/2020(5)	106,500	213,000	319,500	—	—	—	—	—
	6/15/2020(6)	—	—	—	4,214	8,428	16,856	—	213,650
	6/15/2020(7)	—	—	—	—	—	—	3,612	90,986
Kathleen D. Larkin	1/1/2020(5)	60,679	121,357	182,036	—	—	—	—	—
	6/15/2020(6)	—	—	—	2,493	4,986	9,972	—	126,395
	6/15/2020(7)	—	—	—	—	—	—	2,136	53,806
	5/11/2020(8)	—	—	—	4,249	4,249	4,249	—	116,380
	5/11/2020(9)	—	—	—	—	—	—	4,249	116,380
Cielo Hernandez	1/1/2020(5)(10)	117,000	234,000	351,000	—	—	—	—
	6/15/2020(6)(11)	—	—	—	5,447	10,893	21,786	—	276,138
	6/15/2020(7)(11)	—	—	—	—	—	—	4,668	117,587
(1)
Amounts represent potential cash awards payable to our NEOs determined by the level of performance achieved against the 2020 goals. Actual cash awards paid to our NEOs for 2020 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Represents the possible payout of shares of the performance-vested restricted stock unit grants to each NEO.
South Jersey Industries, Inc. | 2021 Proxy Statement |	51

Executive Compensation Tables
(3)	Represents the time-vested restricted stock unit grants to each NEO.
(4)
Represents the full grant date fair value of the grants of restricted stock units calculated in accordance with FASB ASC Topic 718. See Footnote 2 of the financial statements in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 for additional information, including valuation assumptions used in calculating the fair value of the awards.

(5)	Represents potential payouts under the 2020 Annual Incentive Plan, Ms. Larkins potential payouts under the non-equity incentive plan is pro-rated based on her hire date of May 11, 2020.
(6)	Represents performance-vested restricted stock unit grants with a performance period from 2020-2022. The Compensation Committee approved the compensation and equity program on June 11, 2020.
(7)	Represents standard time-vested restricted stock unit grants subject to the participant remaining employed. The Compensation Committee approved the compensation and equity program on June 11, 2020.
(8)
Represents the inducement grant of PRSUs associated with Ms. Larkin's new hire arrangement valued at $120,000 using prior day closing price to determine number of shares and subject to the participant remaining employed and meeting the performance criteria. The above chart reflects the grant date fair value of PRSUs as described in footnote 4.

(9)
Represents the inducement grant of TRSUs associated with Ms. Larkin's new hire arrangement valued at $120,000 using prior day closing price to determine number of shares and subject to the participant remaining employed. The above chart reflects the grant date fair value of TRSUs as described in footnote 4.

(10)	Ms. Hernandez received a cash payment equivalent to 7/12ths of her target annual cash bonus when she departed the Company on October 30, 2020.
(11)
In connection with her departure from the Company, Ms. Hernandez forfeited all $276,138 of performance-vested stock granted in 2020 and forfeited $84,924 of time-vested stock granted in 2020, with the difference being prorated 10 months in 2020.

52	| South Jersey Industries, Inc. | 2021 Proxy Statement

Executive Compensation Tables
Equity Awards
The following table sets forth certain information concerning outstanding restricted stock unit awards for the Named Executive Officers as of December 31, 2020.
Outstanding Equity Awards at Fiscal Year-End - 2020
Stock Awards
Name	Year of Grant	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Michael J. Renna	2020(4)	—	—	49,489	1,066,494
	2020(5)	21,209	457,063	—	—
	2019(6)	—	—	41,593	896,326
	2019(7)	11,883	256,087	—	—
	2018(8)	—	—	21,439	462,009 (12)
	2018(9)	6,126	132,017	—	—
Steven R. Cocchi	2020(4)	—	—	7,624	164,303
	2020(5)	3,267	70,406	—	—
	2019(6)	—	—	6,407	138,081
	2019(7)	1,831	39,452	—	—
	2018(8)	—	—	5,939	127,986
	2018(9)	849	18,298	—	—
David Robbins Jr.	2020(4)	—	—	14,113	304,139
	2020(5)	6,048	130,342	—	—
	2019(6)	—	—	11,862	255,620
	2019(7)	3,388	73,021	—	—
	2018(8)	—	—	9,783	210,826
	2018(9)	1,397	30,097	—	—
Melissa J. Orsen	2020(4)	—	—	8,675	186,951
	2020(5)	3,718	80,122	—	—
	2019(6)	—	—	7,291	157,130
	2019(7)	2,083	44,891	—	—
	2018(8)	—	—	6,263	134,973
	2018(9)	896	19,299	—	—
Kathleen Larkin	2020(4)	—	—	5,132	110,600
	2020(5)	2,199	47,381	—	—
	2020(10)	—	—	4,426	95,377
	2020(11)	4,426	95,377	—	—
Cielo Hernandez	2020(4)	—	—	—	—
	2020(5)	—	—	—	—
	2019(6)	—	—	—	—
	2019(7)	—	—	—	—
	2018(8)	—	—	—	—
	2018(9)	—	—	—	—
(1)	Represents grants of time-vested restricted stock units and accumulated dividend equivalent shares earned through December 31, 2020.
(2)	Market value of Company common stock at December 31, 2020 was $21.55.
(3)
Represents grants of performance-vested restricted stock units at target performance and accumulated dividend equivalent shares earned through December 31, 2020. Actual awards could range from 50 percent to 200 percent of target performance, with 0 percent payout for below threshold performance.

(4)
These awards consist of performance-vested restricted stock units that would vest in March 2023 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied.

(5)	These awards consist of time-vested restricted stock units. The awards will vest in three equal installments in June 15, 2021, January 3, 2022 and January 2, 2023 subject to continued service.
(6)
These awards consist of performance-vested restricted stock units that would vest in March 2022 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied.

(7)
These awards consist of time-vested restricted stock units. The first two portions vested on April 22, 2020 and January 1, 2021 and the remaining portion will vest on January 1, 2022 subject to continued service.

South Jersey Industries, Inc. | 2021 Proxy Statement |	53

Executive Compensation Tables
(8)
These awards consist of performance-vested restricted stock units that would vest in March 2021 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied. For more information on actual payouts, see “Compensation Discussion and Analysis—2020 Executive Compensation Elements—Long-Term Incentive (‘LTI’) Opportunities.”

(9)	These awards consist of time-vested restricted stock units. These shares vested in three portions on March 1, 2019, January 1, 2020 and January 1, 2021.
(10)
This award consists of sign-on performance-vested restricted stock units. The awards will vest in three equal installments with the first portion to vest on May 11, 2021, the second to vest by March 15, 2022 and the remaining portion to vest by March 15, 2023.

(11)
This award consists of sign-on time-vested restricted stock units. The award will vest in equal three installments subject to continued employment with the first portion to vest on May 11, 2021 the second portion to vest on January 3, 2022 and the final portion to vest on January 2, 2023.

(12)
Represents the value of Mr. Renna’s 2018 PRSU grants based on a payout at 50% of target. As discussed above in “Compensation Discussion and Analysis—2020 Executive Compensation Elements—Long-Term Incentive (‘LTI’) Opportunities,” Mr. Renna’s 2018 PRSUs were retroactively modified to cap his payout (as a percentage of target) at 50%, due to the Company not achieving its 3-year relative TSR performance measure. This change lowered the actual value of Mr. Renna’s earned award by $462,009 from target payout.

Stock Vesting – 2020
The following table sets forth certain information concerning the vesting of restricted stock for the Company’s Named Executive Officers during the year ended December 31, 2020. No options are outstanding, and none were exercised by the NEOs during the year ended December 31, 2020. The number of shares acquired on vesting shown below includes accrued dividends on vested shares.
Stock Vested – 2020 Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Michael J. Renna	16,123	498,870
Steven R. Cocchi	4,545	124,629
David Robbins Jr.	4,622	140,633
Melissa J. Orsen	1,847	55,172
Kathleen D. Larkin	0	0
Cielo Hernandez	7,008	166,527
(1)
This column represents the portion of the time-vested restricted stock unit awards granted in 2017 that vested January 1, 2020, the portion of the time-vested restricted stock unit awards granted in 2018 that vested January 1, 2020, and the portion of the time-vested restricted stock units granted in 2019 that vested April 22, 2020. This column also includes the portion of the time-vested January 14, 2019 inducement award granted to Ms. Hernandez that vested January 14, 2020, the portion of the one-time awards granted in 2017 and 2018 to Mr. Cocchi that vested June 7, 2020 and November 20, 2020 respectively, the portion of the one-time award granted in 2018 to Mr. Robbins that vested June 7, 2020 and a prorated portion of time-vested restricted stock unit awards granted in 2019 and 2020 that vested upon separation on October 30, 2020 for Ms. Hernandez.

(2)
The dollar value is calculated by multiplying the number of shares that vested by the market value of the Company’s common stock on the respective vesting date. The closing prices on the vesting dates of January 1, 2020, January 14, 2020, April 22, 2020, June 7, 2020, October 30, 2020 and November 20, 2020 were $32.98, $31.29, $27.22, $28.54 $19.27 and $22.69, respectively.

54	| South Jersey Industries, Inc. | 2021 Proxy Statement

Executive Compensation Tables
Pension Benefits Table
Name	Plan Name(1) (2)	Number of Years Credited Service Under Plan at FAS Measurement Date	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Michael J. Renna	Retirement Plan for Employees of SJI	22	$1,088,000	$0
	SJI Supplemental Executive Retirement Plan	23	$12,038,000	$0
Steven R. Cocchi	Retirement Plan for Employees of SJI	N/A	N/A	N/A
	SJI Supplemental Executive Retirement Plan	—	—	—
David Robbins, Jr.	Retirement Plan for Employees of SJI	24	$1,389,000	$0
	SJI Supplemental Executive Retirement Plan	25	$5,932,000	$0
Melissa Orsen	Retirement Plan for Employees of SJI	N/A	N/A	N/A
	SJI Supplemental Executive Retirement Plan	N/A	N/A	N/A
Kathleen D. Larkin	Retirement Plan for Employees of SJI	N/A	N/A	N/A
	SJI Supplemental Executive Retirement Plan	N/A	N/A	N/A
Cielo Hernandez	Retirement Plan for Employees of SJI	N/A	N/A	N/A
	SJI Supplemental Executive Retirement Plan	N/A	N/A	N/A
(1)
Employees who became an officer prior to April 30, 2016 will be eligible for the South Jersey Industries, Inc. Supplemental Executive Retirement Plan(the “SERP”) once they have attained age 50.  A participant is eligible for a normal retirement benefit under the SERP after having attained age 60. We base the normal retirement benefit on 2 percent of the participant’s “final average compensation” multiplied by years of credited service (up to 30 years), plus an additional 5 percent of final average compensation. “Final average compensation” is the average of the participant’s base pay plus annual incentive award for the highest three years in the final six years of employment. A participant is eligible for an early retirement benefit under the SERP after having attained age 55. A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year. The SERP benefit for officers hired on or after July 1, 2003 reflects a reduction for the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan.  The SERP’s normal form of payment is a life annuity with six years guaranteed.

(2)
The Retirement Plan for Employees of South Jersey Industries, Inc. (the “Retirement Plan”) provides benefits to non-bargaining employees who were hired before July 1, 2003. Eligibility for the Retirement Plan for Employees of SJI began after one year of service. The plan defines Normal Retirement Age as age 65. A Participant is eligible for a non-reduced benefit under the Retirement Plan after having attained age 60 with 5 years of service. We base the normal retirement benefit on the sum of (a) the participant’s accrued benefit as of September 30, 1989 increased 5 percent per year thereafter, and (b) 1.00 percent of the participant’s “final average compensation” plus 0.35 percent of the participant’s final average compensation in excess of covered compensation, multiplied by years of credited service after September 30, 1989 (up to 35 years less credited service as of September 30, 1989). “Final average compensation” is the average of the participant’s base pay plus commissions for the highest three years of the final six years of employment immediately preceding retirement, as defined by the plan. A participant is eligible for an early retirement benefit under the Retirement Plan after having attained age 55 and completed five years of service. A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year prior to age 60. The Retirement Plan’s normal form of payment is a life annuity with six years guaranteed.

(3)	We base present values for participants on a 2.73 percent discount rate and PRI-2012 base tables with MP-2020 generational projection scale (postretirement only), and no preretirement decrements.
South Jersey Industries, Inc. | 2021 Proxy Statement |	55

Executive Compensation Tables
Nonqualified Deferred Compensation Table
The following table sets forth certain information regarding the Company’s Restricted Stock Deferral Plan and Non-Qualified Deferred Compensation Plan. The Restricted Stock Deferral Plan permits the deferral of fully vested restricted stock units earned by the Company’s NEOs pursuant to previously issued performance-vested, restricted stock unit grants. The Company does not make contributions to the plan, and all earnings referenced in the table represent dividends paid on outstanding shares of common stock.
Beginning July 2017, the company implemented a Non-Qualified Deferred Compensation Plan which offers NEOs and other highly compensated employees the ability to defer pretax base compensation and AIP awards in excess of the maximum benefits that may be provided under the Saving Plan as a result of limits imposed by the Code. Generally, NEOs may elect to defer up to 75 percent of salary and up to 100 percent of AIP. Deferral elections are made annually by eligible participants in respect to compensation to be earned for the following year.

Name	Plan Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals Distribution ($)	Aggregate Balance in Last FYE ($)
Michael J. Renna	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
Steven R. Cocchi	Restricted Stock Deferral Plan			1,027(1)		19,778(2)
Non-Qualified Deferred Compensation plan
David Robbins Jr.	Restricted Stock Deferral Plan				56,536
Non-Qualified Deferred Compensation plan
Melissa J. Orsen	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
Kathleen D. Larkin	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
Cielo Hernandez	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
(1)
These amounts are not reported in the Summary Compensation Table as they represent dividends earned on the deferred common stock. Dividends are payable on all outstanding shares of the Company’s common stock.

(2)
The amounts for the aggregate balance in the Restricted Stock Deferral Plan represent the market value of vested shares of previously restricted stock deferred including dividend equivalents earned less any withdrawals by the NEOs calculated by multiplying the number of shares of deferred stock by the closing price per share of the Company’s common stock as of December 31, 2020, which was $21.55. The Company has, in previous years, disclosed the issuance of the restricted shares as compensation in the Summary Compensation Table for such year.

56	| South Jersey Industries, Inc. | 2021 Proxy Statement

Executive Compensation Tables
Change in Control Agreements and Other Potential Post-Employment Payments
All Named Executive Officers are party to a Change in Control Agreement (“CIC Agreement”) that provides for severance benefits upon a qualifying termination following a change in control. A summary of the CIC Agreement terms is set below:
•
Severance is payable upon an involuntary termination without cause by the Company or resignation for good reason by the NEO within 1 year following a change in control. No severance is payable under the CIC agreement upon an involuntary termination without a change in control;

•
Severance equals two times (three times for the CEO) base salary and average annual incentive award for the three fiscal years immediately preceding the date of termination, along with the reimbursement of COBRA coverage costs for the applicable two-or three-year period, less the employee contribution rate;

•	NEOs are also entitled to receive a pro-rated annual incentive payment at target for the fiscal year in which the termination occurs; and
•	Accelerated vesting of all time-vested equity awards. All unvested outstanding PRSU awards vest on a pro-rated basis and pay at target level performance.
In addition to the CIC Agreements, all Named Executive Officers participate in the South Jersey Industries, Inc. Officer Severance Plan effective January 1, 2013 (the “Officer Severance Plan”) that provides for the following benefits upon an involuntary termination without cause by the Company or resignation for good reason by the NEO, absent a change in control:
•	A lump sum cash payment equal to one-time annual base salary;
•
A monthly reimbursement of the COBRA premium cost for the NEOs and their dependents (where applicable) for 12 months less the required employee contribution rate, provided that the NEOs are eligible for and timely elect COBRA continuation coverage; and

•	Pro-rated vesting of TRSU awards while PRSU awards are forfeited.
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Executive Compensation Tables
Below is an estimate of the amounts payable to each NEO assuming various termination of employment scenarios on December 31, 2020. For Ms. Hernandez, who left the Company on October 30, 2020, the below shows benefits actually received.
Termination
			Involuntary Termination/ Good Reason
	Retirement ($)	For Cause ($)	Following a CIC(1) ($)	Without a CIC(2) ($)	Death ($)	Disability ($)
Michael J. Renna
Cash Compensation(3)	—	—	5,641,219	804,125	765,000	765,000
Equity Compensation(4)	—	—	2,723,155	845,166	2,235,261	2,235,261
Life Insurance Death Benefits(5)	—	—	—	—	1,530,000	—
Accidental Death & Dismemberment(6)					1,530,000	1,530,000
Total Compensation	—	—	8,364,374	1,649,291	6,060,261	4,530,261
Steven R. Cocchi
Cash Compensation(3)	—	—	1,520,009	410,653	262,500	262,500
Equity Compensation(4)	—	—	403,105	128,155	399,118	399,118
Life Insurance Death Benefits(5)	—	—	—	—	750,000	—
Accidental Death & Dismemberment(6)					750,000	750,000
Total Compensation	—	—	1,923,114	538,808	2,161,618	1,411,618
David Robbins Jr.
Cash Compensation(3)	296,800	—	1,882,975	463,128	296,800	296,800
Equity Compensation(4)	592,936	—	716,342	233,460	708,958	708,958
Life Insurance Death Benefits(5)	—	—	—	—	850,000	—
Accidental Death & Dismemberment(6)					850,000	850,000
Total Compensation	889,736	—	2,599,317	696,588	2,705,758	1,855,758
Melissa J. Orsen
Cash Compensation(3)	—	—	1,421,495	355,000	213,000	213,000
Equity Compensation(4)	—	—	446,517	144,312	441,978	441,978
Life Insurance Death Benefits(5)	—	—	—	—	710,000	—
Accidental Death & Dismemberment(6)					710,000	710,000
Total Compensation	—	—	1,868,012	499,312	2,074,978	1,364,978
Kathleen D. Larkin
Cash Compensation(3)	—	—	1,202,343	351,493	121,357	121,357
Equity Compensation(4)	—	—	211,542	142,758	287,905	287,905
Life Insurance Death Benefits(5)	—	—	—	—	630,000	—
Accidental Death & Dismemberment(6)					630,000	630,000
Total Compensation	—	—	1,413,885	494,251	1,669,262	1,039,262
Cielo Hernandez
Cash Compensation(3)	—	—	—	559,414	—	—
Equity Compensation(4)	—		—	76,822	—	—
Life Insurance Death Benefits(5)	—	—	—	—	—	—
Accidental Death & Dismemberment(6)	—	—	—	—	—	—
Total Compensation	—	—	—	636,236	—	—
(1)
Amounts in this column represent the benefits the named executive officers would be entitled to receive in the event a transaction had occurred on December 31, 2020 that constituted a change in control (“CIC”) under the terms of the Officer ClC Agreements, 2015 Omnibus Equity Compensation Plan, equity award agreements, and other compensation plans.

(2)
Amounts in this column represent the benefits the named executive officers would be entitled to receive in the event of a qualifying termination under the terms of the Officer Severance Plan, the 2015 Omnibus Equity Compensation Plan, equity award agreements, and other compensation plans.

(3)
Amounts in this row represent cash payments for (a) lump sum severance, (b) pro-rated annual bonuses for the year of termination, and (c) COBRA reimbursements. For Ms. Hernandez, the amount in this row includes property transfer value of $32,914. Severance amounts in connection with a CIC are equal to three times (for Mr. Renna), and two-times (for other executives), the executive's year end salary and average bonus paid for fiscal years 2018, 2019, and 2020; since Ms. Larkin was hired in 2020, we used her target annual bonus to estimate her CIC severance. Severance amounts not in connection with a CIC are equal to one year of the executive's year end salary. The pro-rated bonus amount in the CIC scenario is based on target performance results; in the retirement, death and disability scenarios, the bonus is based on actual performance through December 31, 2020. Assumes 36 months (for the CEO) and 24 months (for other executives) of COBRA reimbursements in the CIC Scenario; for involuntary terminations not in connection with a CIC, assumes 12 months of COBRA reimbursements. Ms. Hernandez waived COBRA coverage.

(4)
Amounts in this row represent the value of accelerated or continued vesting of time and performance-vested restricted stock units under the terms of the Officer CIC Agreements, Severance Plan, the 2015 Omnibus Equity Compensation Plan and equity award agreements. Awards, including accumulated dividend equivalent shares, have been valued using the closing sales price per share of the Company’s common stock on the NYSE on December 31, 2020 of $21.55. Values assume full vesting of all of the executives’ unvested time-vested restricted stock units for involuntary/good reason, death, and permanent disability terminations and partial vesting in the event of a retirement. For performance-based restricted stock units, assumes pro-rated vesting at target performance levels for terminations in connection with a CIC and continued vesting in the retirement, death and permanent disability scenarios using actual payout levels for the 2018 grants and threshold levels for the 2019 and 2020 grants. In connection with her departure on October 30, 2020 and pursuant to the Officer Severance Plan, Ms. Hernandez forfeited all PRSUs under the 2019 and 2020 LTI equity grants. Ms. Hernandez received prorated shares of TRSUs in the amount of 83.3% of the 1st tranche and forfeited the 2nd and 3rd tranche of the 2020 TRSU grant. Ms. Hernandez received prorated shares of TRSUs in the amount of 83.3% of the 2nd tranche of the 2019 TRSU grant and the inducement TRSU grant and forfeited the 3rd tranche of each of these TRSU grants.

(5)	Reflects amounts payable through third party life insurance policies equal to two times the executive's base salary.
(6)
Reflects amounts payable through third party insurance policies that provide an accidental death benefit payment equal to two times base salary. This is in addition to life insurance. In the event of a permanent disability event the executive would receive two times base salary.

58	| South Jersey Industries, Inc. | 2021 Proxy Statement

Executive Compensation Tables
Below is a description of the additional assumptions that were used in determining the payments in the tables above upon termination as of December 31, 2020:
Retirement
NEOs are entitled to pro-rated vesting of PRSUs upon retirement, based on the applicable 3-year performance period and actual performance. NEOs are also entitled to pro-rated vesting of TRSU awards upon retirement, based on the applicable 3-year vesting period and achievement of the performance conditions.
Change in Control (CIC)
A change in control generally means any of the following:
•
consummation of a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not own 50 percent or more of the shares of the surviving corporation;

•	sale or other disposition of substantially all of the assets of the Company;
•
election to the Board of Directors of SJI a new majority different from the current slate, unless each such new director stands for election as a management nominee and is elected by shareholders immediately prior to the election of any such new majority; or

•	the acquisition by any person(s) of 30 percent or more of the stock of SJI having general voting rights in the election of directors
Section 280G Modified Cutback
Termination Following a Change in Control (Good Reason or Without Cause) – The CIC Agreements include a modified cutback if any payments under the agreements (including any other agreements) would otherwise constitute a parachute payment under Section 280G of the Code so that the payments will be limited to the greater of (i) the dollar amount which can be paid to the NEO without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.
Equity Compensation
Retirement – NEOs are entitled to pro-rated vesting of PRSUs upon retirement, based on the applicable 3-year performance period and actual performance. NEOs are also entitled to pro-rated vesting of TRSU awards upon retirement, based on the applicable 3-year vesting period.
Change in Control – Upon a qualifying termination following a change in control, all unvested PRSU awards that are outstanding vest on a pro-rated basis and pay at target level performance. TRSU awards that are outstanding will fully vest. A qualifying termination includes an involuntary termination without cause by the Company or a resignation for good reason by the NEO, each following a change in control.
Termination Without a Change in Control – Under the Officer Severance Plan, upon an NEO’s qualifying termination, TRSU awards that are outstanding will vest on a pro-rated basis. PRSU awards that are outstanding are forfeited. A qualifying termination includes an involuntary termination without cause for the Company or a resignation for good reason by the NEO, absent a change in control.
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, we are disclosing the ratio of our CEO’s compensation to the compensation of the employee identified at median. We used the same median employee as identified in our calculation of the 2019 pay ratio, as we determined there was no significant change in our employee population. As disclosed last year, we determined our median employee based on 2019 W-2 gross earnings for all full-time and part-time individuals who were employed by the Company as of December 31, 2019, excluding our CEO. Compensation was annualized for employees hired or on leaves of absence during the year.
We calculated the median employee’s total 2020 compensation in the same way as calculated for our NEOs in the Summary Compensation Table included in this Proxy Statement. Using this methodology, the annual total compensation of our median employee was $110,892. Our
CEO’s annual total compensation for 2020, as set forth in the Summary Compensation Table was $6,229,020. Therefore, our CEO to median employee pay ratio was 56 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
South Jersey Industries, Inc. | 2021 Proxy Statement |	59

Executive Compensation Tables
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information as of December 31, 2020 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, restricted stock units, options or other rights to acquire shares may be made from time to time.
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders (2)	777,487	—	1,237,574
Equity compensation plans not approved by security holders	—	—	—
Total	777,487	—	1,237,574
(1)
Represents TRSUs and PRSUs issuable under outstanding awards pursuant to the 2015 Omnibus Equity Compensation Plan. The restricted stock units are issuable for no additional consideration, and therefore, the shares are not included in the calculation of the weighted average exercise price. In accordance with SEC guidance, the number of shares of common stock to be issued in respect of the PRSUs has been calculated based on the assumption that the maximum levels of performance applicable to the PRSUs will be achieved.

(2)	These plans include those used to make awards of TRSUs and PRSUs to the Company’s Officers and restricted stock to the Directors under the 2015 Omnibus Equity Compensation Plan.
60	| South Jersey Industries, Inc. | 2021 Proxy Statement

PROPOSAL 3 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for recommending the appointment of the independent registered public accounting firm to the Board and is directly responsible for the compensation and oversight of the independent auditor. Annually, prior to making its recommendation, the Audit Committee considers the audit firm’s capabilities, effectiveness, industry experience, and use of technology and data analytics in its audits; knowledge of the Company including its personnel, processes, accounting systems and risk profile; tenure serving the Company; and independence, and other firms with comparable professional qualifications.
Deloitte & Touche LLP (“Deloitte”) is a top accounting firm with expertise in public utility accounting. Deloitte has been the Company’s, or its predecessor Company’s, auditor since 1948 giving it a unique understanding of Company’s businesses and personnel. The Audit Committee considered the impact of tenure on Deloitte’s independence and determined Deloitte remains independent as, among other factors, the lead engagement partner is required to rotate off the Company’s audit every 5 years. The current lead engagement partner will rotate off after the 2023 audit. Further, the Audit Committee pre-approves all audit and non-audit services and related compensation and monitors the potential impact on independence. Finally, the Company has a policy restricting hiring certain persons formerly associated with Deloitte into an accounting or financial reporting oversight role to help ensure Deloitte’s continuing independence.
During 2020, the audit services performed for the Company consisted of (1) audits of the Company’s and its subsidiaries’ financial statements and the effectiveness of the Company’s internal control over financial reporting, as required by the
Sarbanes-Oxley Act of 2002, Section 404 and the preparation of reports based on such audits related to filings with the Securities and Exchange Commission; and (2) services performed in connection with financing transactions.
The Audit Committee evaluates the quality of Deloitte’s services annually, considering the quality of their audit services, industry knowledge from an audit and tax perspective, continued independence, information from PCAOB inspection reports, and the Audit Committee’s discussions with management about Deloitte’s performance.
After considering all factors, the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s Independent Registered Public Accounting Firm for 2021 is in the best interest of the Company and its shareholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification because we value the views of our shareholders on the Company’s Independent Registered Public Accounting Firm. If our shareholders fail to ratify the selection of Deloitte, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may select a different Independent Registered Public Accounting Firm at any time during the year if it determines such change would be in the best interests of the Company and our shareholders. Representatives of Deloitte will be at the meeting to respond to appropriate questions and make a statement if they wish.
The Board of Directors unanimously recommends a vote “FOR” the ratification of the reappointment of Deloitte & Touche LLP, as the Independent Registered Public Accounting Firm.
South Jersey Industries, Inc. | 2021 Proxy Statement |	61

FINANCIAL
2020Annual Report and Financial Information
A copy of the Company’s 2020 Annual Report accompanies this Proxy Statement. The 2020 Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.
Upon written request of any person who on the Record Date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its 2020 Annual Report. Requests for this report should be directed to Edythe Nipper, Corporate Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.
By Order of the Board of Directors,

Corporate Secretary
March 18, 2021
62	| South Jersey Industries, Inc. | 2021 Proxy Statement

Annex A – Non-GAAP Measures
We define Economic Earnings as: Income from Continuing Operations, (i) less the change in unrealized gains and plus the change in unrealized losses on non-utility derivative transactions; (ii) less income and plus losses attributable to noncontrolling interest; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings, items excluded from Economic Earnings for the years ended December 31, 2020, 2019 and 2018, include impairment charges; the impact of pricing disputes with third parties; costs to acquire ETG and ELK; costs incurred and gains recognized on the acquisitions of Annandale (fuel cell projects) and EnerConnex; costs to prepare to exit the transaction service agreement (TSA); costs incurred and gains/losses recognized on sales of solar, MTF/ACB, ELK and SJE's retail gas business; costs incurred to cease operations at three landfill gas-to-energy production facilities; customer credits related to the acquisition of ETG and ELK; ERIP costs; severance and other employee separation costs; and additional tax adjustments including a state deferred valuation allowance and a one-time tax expense resulting from SJG's Stipulation of Settlement with the BPU. See (A)-(H) in the table below.
Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, as well as the impact of contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically, regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):
	2020	2019	2018
Income from Continuing Operations	$157,297	$77,189	$17,903
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	(5,145)	14,546	(35,846)
Loss Attributable to Noncontrolling Interest	42	—	—
Loss on Property, Plant and Equipment (A)	—	10,745	105,280
Net Losses from a Legal Proceeding in a Pricing Dispute (B)	—	2,336	5,910
Acquisition/Sale Net Costs (C)	2,174	3,468	34,674
Customer Credits (D)	—	—	15,333
ERIP and OPEB (E)	—	—	6,733
Other Costs (F)	1,983	4,179	—
Income Taxes (G)	527	(9,423)	(33,753)
Additional Tax Adjustments (H)	6,081	—	—
Economic Earnings	$162,959	$103,040	$116,234
Earnings per Share from Continuing Operations	$1.62	$0.84	$0.21
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	(0.05)	0.16	(0.42)
Loss on Property, Plant and Equipment (A)	—	0.12	1.24
Net Losses from a Legal Proceeding in a Pricing Dispute (B)	—	0.02	0.07
Acquisition/Sale Net Costs (C)	0.02	0.04	0.41
Customer Credits (D)	—	—	0.18
ERIP and OPEB (E)	—	—	0.08
Other Costs (F)	0.02	0.04	—
Income Taxes (G)	0.01	(0.10)	(0.39)
Additional Tax Adjustments (H)	0.06	—	—
Economic Earnings per Share	$1.68	$1.12	$1.38
South Jersey Industries, Inc. | 2021 Proxy Statement |	63

(A)
Represents impairment charges taken as follows: in 2019 on solar generating facilities along with the agreement to sell MTF and ACB, which were both driven by the expected purchase prices being less than the carrying value of the assets; and in 2018 on solar generating facilities, which was also primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets, along with LFGTE assets, which was primarily driven by the remaining carrying value of these assets no longer being recoverable.

(B)
Represents net losses, including interest, legal fees and the realized difference in the market value of the commodity (including financial hedges) resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014.

(C)	Represents the following:
Costs incurred in 2020 to acquire EnerConnex, Annandale, and four solar LLCs
Gain recorded in 2020 on the step-acquisition of EnerConnex
Costs incurred and gains/losses recognized in 2020 on the sales of MTF/ACB and ELK
Costs incurred and gains recognized in all three periods on the sale of certain solar assets included in Assets Held for Sale in previous periods. The gains pertain to those projects that were not impaired in previous periods.
Costs incurred in 2018 on the agreement to acquire the assets of ETG and ELK, and costs incurred in 2019/2020 to prepare to exit the transaction services agreement
Costs incurred in 2018 on the sale of the retail gas business of SJE
(D)	Represents credits to ETG and ELK customers that were required as part of the ETG/ELK Acquisition.
(E)	Represents costs incurred on the Company's ERIP as well as the benefit of amending the Company's OPEB.
(F)	Represents severance and other employee separation costs, along with costs incurred to cease operations at three landfill gas-to-energy production facilities.
(G)	The income taxes on (A) through (F) above are determined using a combined average statutory tax rate applicable to each period presented.
(H)	Represents primarily additional tax adjustments including a state deferred tax valuation allowance at SJI, and a one-time tax expense resulting from SJG's Stipulation of Settlement with the BPU.
64	| South Jersey Industries, Inc. | 2021 Proxy Statement

OUR MISSION is to provide safe, reliable, affordable energy services, ensuring the safety of our employees, customers and the communities we serve while also delivering value for our shareholders.

SJI

1 South Jersey Plaza
Folsom, NJ 08037
609.561.9000
sjindustries.com

SOUTH JERSEY INDUSTRIES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions. For common shares, vote by 11:59 P.M. ET on April 29, 2021. For 401(k) Plan shares, vote by 11:59 P.M. ET on April 27, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SJI2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. For common shares, vote by 11:59 P.M. ET on April 29, 2021. For 401(k) Plan shares, vote by 11:59 P.M. ET on April 27, 2021. Have your proxy card in hand when you call and then following the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D35188-P49181 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOUTH JERSEY INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

1. To elect ten Directors (term expiring 2022).

Nominees:	**For**	**Against**	**Abstain**
1a. Sarah M. Barpoulis	☐	☐	☐
1b. Victor A. Fortkiewicz	☐	☐	☐
1c. Sheila Hartnett-Devlin, CFA	☐	☐	☐
1d. G. Edison Holland, Jr.	☐	☐	☐
1e. Sunita Holzer	☐	☐	☐
1f. Kevin M. O'Dowd	☐	☐	☐
1g. Christopher J. Paladino	☐	☐	☐
1h. Michael J. Renna	☐	☐	☐
1i. Joseph M. Rigby	☐	☐	☐
1j. Frank L. Sims	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date